                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-59094


                                                                  [PIONEER LOGO]

                        PIONEER NATURAL RESOURCES COMPANY
                                  COMMON STOCK
                       PIONEER NATURAL RESOURCES USA, INC.
                      5205 NORTH O'CONNOR BLVD., SUITE 1400
                               IRVING, TEXAS 75039

         SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                        --------------------------------

                THE DATE OF THIS SUPPLEMENT IS NOVEMBER 15, 2001.

                        --------------------------------

Dear Limited Partners:

     The following information supplements the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company, a Delaware corporation that we call Pioneer Parent, and Pioneer Natural Resources USA, Inc., a Delaware corporation that we call Pioneer USA, by which Pioneer USA is soliciting proxies to be voted at a special meeting of the limited partners of each of the following partnerships. The purpose of the special meeting is for the limited partners of each partnership to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in the limited partners' receiving common stock of Pioneer Parent for their partnership interests.

         Parker & Parsley 81-I, Ltd.                              Parker & Parsley 88-A Conv., L.P.
         Parker & Parsley 81-II, Ltd.                             Parker & Parsley 88-A, L.P.
         Parker & Parsley 82-I, Ltd.                              Parker & Parsley 88-B Conv., L.P.
         Parker & Parsley 82-II, Ltd.                             Parker & Parsley 88-B, L.P.
         Parker & Parsley 82-III, Ltd.                            Parker & Parsley 88-C Conv., L.P.
         Parker & Parsley 83-A, Ltd.                              Parker & Parsley 88-C, L.P.
         Parker & Parsley 83-B, Ltd.                              Parker & Parsley Producing Properties 88-A, L.P.
         Parker & Parsley 84-A, Ltd.                              Parker & Parsley Private Investment 88, L.P.
         Parker & Parsley 85-A, Ltd.                              Parker & Parsley 89-A Conv., L.P.
         Parker & Parsley 85-B, Ltd.                              Parker & Parsley 89-A, L.P.
         Parker & Parsley Private Investment 85-A, Ltd.           Parker & Parsley 89-B Conv., L.P.
         Parker & Parsley Selected 85 Private Investment, Ltd.    Parker & Parsley 89-B, L.P.
         Parker & Parsley 86-A, Ltd.                              Parker & Parsley Private Investment 89, L.P.
         Parker & Parsley 86-B, Ltd.                              Parker & Parsley 90-A Conv., L.P.
         Parker & Parsley 86-C, Ltd.                              Parker & Parsley 90-A, L.P.
         Parker & Parsley Private Investment 86, Ltd.             Parker & Parsley 90-B Conv., L.P.
         Parker & Parsley 87-A Conv., Ltd.                        Parker & Parsley 90-B, L.P.
         Parker & Parsley 87-A , Ltd.                             Parker & Parsley 90-C Conv., L.P.
         Parker & Parsley 87-B Conv., Ltd.                        Parker & Parsley 90-C, L.P.
         Parker & Parsley 87-B, Ltd.                              Parker & Parsley Private Investment 90, L.P.
         Parker & Parsley Producing Properties 87-A, Ltd.         Parker & Parsley 90 Spraberry Private Development, L.P.
         Parker & Parsley Producing Properties 87-B, Ltd.         Parker & Parsley 91-A, L.P.
         Parker & Parsley Private Investment 87, Ltd.             Parker & Parsley 91-B, L.P.

     As discussed in the proxy statement/prospectus, we are the managing or sole general partner of each partnership. Our board of directors recommends the approval of the merger proposals for each of the partnerships. We urge you to vote FOR the merger proposals for each partnership in which you own an interest and return your proxy card promptly so that your vote may be counted at the special meeting for each partnership scheduled for December 20, 2001.

                                      Sincerely,

                                      Pioneer Natural Resources USA, Inc.

NYMEX FUTURES PRICES

     The following table shows the NYMEX futures price for oil and gas as of March 30, 2001, the date that Pioneer and Pioneer USA used in the calculation of the reserve value portion of the merger value for each partnership, and as of November 15, 2001, the date of this supplement. Oil and gas prices are subject to rapid change. See "Risk Factors -- Risk Factors Relating to the Merger of Each Partnership -- The Merger Value for a Partnership Will Not be Adjusted For Changes in Oil and Gas Prices Before the Completion of Its Merger" on page 20 of the proxy statement/prospectus.

                                                   MARCH 30, 2001                     NOVEMBER 15, 2001 (1)
                                        -------------------------------------   ---------------------------------
                 DATE                      OIL ($/BBL)      GAS ($/MCF)(2)       OIL ($/BBL)      GAS ($/MCF)(2)
--------------------------------------  ----------------  -------------------   -------------    ----------------
April - December 2001...............           26.17                5.18                --                  --
December 2001.......................              --                  --             17.46                2.55
2002................................           24.36                4.61             18.90                2.98
2003................................           22.83                4.16             19.74                3.46
2004................................           22.31                4.09             20.15                3.66
2005................................           21.97                4.12             20.31                3.78
Thereafter..........................           21.97                4.12             20.31                3.78

----------
(1) NYMEX prices for some periods can be found without charge on the web site maintained by the NYMEX at www.nymex.com. Many institutional brokerage houses can also provide this information. Limited partners seeking information about NYMEX prices are encouraged to contact their own brokers.

(2) The NYMEX price for gas is quoted in dollars per million British thermal units, or MMBTU. We converted those prices to dollars per thousand cubic feet, or Mcf.

RECENT DEVELOPMENTS FOR PIONEER PARENT

     On October 31, 2001, Pioneer Parent announced an oil discovery on the Ozona Deep prospect in the deepwater Gulf of Mexico and the results from an appraisal well on the Stirrup discovery on the Gulf of Mexico shelf. The Ozona Deep discovery well was logged, fluid samples were taken for analysis, and the well will be temporarily suspended without further testing. Appraisal plans for 2002 will be finalized following the analysis of the data gathered in the discovery well. Pioneer Parent has a 32% working interest in the well and Marathon Oil Company has a 68% working interest and is operator.

     The Stirrup #2 appraisal well (Mustang Island block 861), the initial test of a second large fault block on the Stirrup structure, found three productive sequences in the middle Frio formation. The discovery well was temporarily suspended pending fabrication of facilities which is underway. First production is expected in April 2002. Pioneer Parent has a 25% working interest in the 5,600-acre unit that includes the Stirrup field.

     Pioneer Parent also announced that the well drilled on the Malta prospect on the Gulf of Mexico shelf encountered wet sands and will be plugged and abandoned.

CAPITAL BUDGET AND FUTURE PRODUCTION OUTLOOK

     Pioneer Parent has adopted a $425 million capital expenditure budget for 2002, based upon current commodity prices. The 2002 capital expenditures budget includes $200 million of capital earmarked for development of Pioneer Parent's deepwater Gulf of Mexico Canyon Express, Devils Tower and Falcon projects and Pioneer Parent's Sable oil discovery offshore South Africa. Net to Pioneer Parent's interest, the aggregate production contributed by these projects is expected to increase Pioneer Parent's worldwide annual production by 12% during 2002, to a range of 46 to 48 million barrels of oil equivalent, or MMBOE, and by 31% in 2003, to a range of 60 to 63 MMBOE.

THIRD QUARTER RESULTS FOR PIONEER PARENT

     Revenues from oil and gas operations were $198.1 million and $674.7 million for the three and nine months ended September 30, 2001, respectively, compared to $228.6 million and $600.9 million for the three and nine months ended September 30, 2000. The decrease in revenues during the three months ended September 30, 2001, as compared to the three months ended September 30, 2000, is due to commodity price decreases and a five percent decrease in production volumes. The increase in revenues for the nine months ended September 30, 2001, as compared to the nine months ended September 30, 2000, reflects commodity price increases which more than offset a four percent decrease in production volumes.

     Average realized prices were $25.06 per barrel for oil, $15.01 per barrel for natural gas liquids and $2.66 per thousand cubic feet, or Mcf, for natural gas for the three months ended September 30, 2001, compared to average realized prices of $25.48, $20.73 and $2.87, respectively, for the three months ended September 30, 2000. Average realized prices were $24.95 per barrel for oil, $18.87 per barrel for natural gas liquids and $3.40 per Mcf for natural gas for the nine months ended September 30, 2001, compared to average realized prices of $23.52, $19.37 and $2.49, respectively, for the nine months ended September 30, 2000.

     Net income was $24.6 million, or $0.25 per share on a diluted basis, and $120.9 million, or $1.21 per share on a diluted basis, respectively, for the three and nine months ended September 30, 2001, compared to net income of $69.3 million, or $0.69 per share on a diluted basis, and $68.0 million, or $0.68 per share on a diluted basis, respectively, for the three and nine months ended September 30, 2000. Earnings for the three months ended September 30, 2001, as compared to the same period in 2000, decreased primarily as result of commodity price decreases. Earnings for the nine months ended September 30, 2001, as compared to the same period in 2000, increased primarily as a result of commodity price increases and an $8.7 million gain on the disposition of assets.

     During the nine months ended September 30, 2001, Pioneer Parent spent $364.4 million on capital expenditures including $170.2 million for development activities, $147.9 million for exploration activities and $46.3 million on acquisitions. While development activities include the costs of related facilities, exploration activities include geological and geophysical data purchases and acquisitions include the costs of leasing unproved properties, the majority of Pioneer Parent's capital expenditures is spent on drilling wells. Pioneer Parent has increased its 2001 capital expenditures budget by approximately 25% to $540 million from the $430 million budget originally established. This includes the recently announced acquisition of an incremental interest in the Aconcagua field and the Canyon Express gathering system and capital invested to appraise 2001 exploration discoveries.

     Pioneer Parent's total book capitalization at September 30, 2001 was $2.7 billion, consisting of total debt of $1.5 billion and stockholders' equity of $1.2 billion. Pioneer Parent reduced its total outstanding indebtedness by $17.7 million during the three months ended September 30, 2001 and by $24.2 million during the nine months ended September 30, 2001.

THIRD QUARTER RESULTS FOR EACH PARTNERSHIP

     We have prepared a separate supplement to the supplemental information to this document for each partnership. The supplement contains:

          o for each reporting partnership, the partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the nine months ended September 30, 2001; and

          o for each nonreporting partnership, the partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the nine months ended September 30, 2001.

     The supplement to the supplemental information for each partnership constitutes an integral part of this document. Please carefully read all of the supplements for each partnership in which you are a limited partner.

ADDITIONAL INFORMATION

     This supplement summarizes Pioneer Parent's Quarterly Report on Form 10-Q for the nine months ended September 30, 2001, that Pioneer Parent has previously filed with the SEC and that contains important information about Pioneer Parent and its finances. See "Where You Can Find More Information" beginning on the inside front cover page of the proxy statement/prospectus for more information on documents incorporated by reference and how to obtain them.

     YOU ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS FILED WITH THE SEC BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER, INCLUDING INFORMATION ABOUT (1) THE DIRECT AND INDIRECT INTERESTS OF US AND OUR PARENT COMPANY AS PARTICIPANTS IN THE MERGER, (2) OUR OWNERSHIP OF INTERESTS IN THE LIMITED PARTNERSHIPS AND (3) OUR CONFLICTING INTERESTS IN RECOMMENDING THE MERGER. A COPY OF THE PROXY STATEMENT/PROSPECTUS MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST FROM PIONEER NATURAL RESOURCES COMPANY, 5205 NORTH O'CONNOR BLVD., SUITE 1400, IRVING, TEXAS 75039, TELEPHONE: (972) 969-3584, ATTENTION: INVESTOR RELATIONS. YOU MAY ALSO OBTAIN THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS RELATING TO THE PROPOSED MERGERS FREE THROUGH THE INTERNET WEB SITE THAT THE SEC MAINTAINS AT WWW.SEC.GOV.

                        PIONEER NATURAL RESOURCES COMPANY
                       PIONEER NATURAL RESOURCES USA, INC.
                      5205 NORTH O'CONNOR BLVD., SUITE 1400
                               IRVING, TEXAS 75039

                     SUPPLEMENT TO SUPPLEMENTAL INFORMATION

                                       OF

                          PARKER & PARSLEY 88-A, L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

                                       TO

                PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                         -------------------------------

  THE DATE OF THIS SUPPLEMENT TO SUPPLEMENTAL INFORMATION IS NOVEMBER 15, 2001

                        --------------------------------

         This document contains important information specific to Parker & Parsley 88-A, L.P. and supplements the supplemental information to the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company, a Delaware corporation that we call Pioneer Parent, and Pioneer Natural Resources USA, Inc., a Delaware corporation that we call Pioneer USA, by which Pioneer USA is soliciting proxies to be voted at a special meeting of the limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Parent for your partnership interests.

         This document contains the partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the nine months ended September 30, 2001.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2001


                         COMMISSION FILE NO. 33-19659-01


                           PARKER & PARSLEY 88-A, L.P.
                        ---------------------------------
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                  75-2225738
      -------------------------------                 ----------------------
      (State or other jurisdiction of                   (I.R.S. Employer
       incorporation or organization)                 Identification Number)


5205 N. O'CONNOR BLVD., SUITE 1400, IRVING, TEXAS                75039
-------------------------------------------------           -------------
    (Address of principal executive offices)                  (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
             -------------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 YES /X/ NO / /

                           PARKER & PARSLEY 88-A, L.P.

                                TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
                                           PART I. FINANCIAL INFORMATION

Item 1.         Financial Statements

                Balance Sheets as of September 30, 2001 and
                   December 31, 2000.................................................................    3

                Statements of Operations for the three and nine
                  months ended September 30, 2001 and 2000...........................................    4

                Statement of Partners' Capital for the nine months
                  ended September 30, 2001...........................................................    5

                Statements of Cash Flows for the nine months ended
                  September 30, 2001 and 2000........................................................    6

                Notes to Financial Statements........................................................    7

Item 2.         Management's Discussion and Analysis of Financial
                  Condition and Results of Operations................................................    8

                                            PART II. OTHER INFORMATION

Item 6.         Exhibits and Reports on Form 8-K.....................................................   12

                Signatures...........................................................................   13

                           PARKER & PARSLEY 88-A, L.P.
                        (A Delaware Limited Partnership)

                          PART I. FINANCIAL INFORMATION


ITEM 1.      FINANCIAL STATEMENTS

                                 BALANCE SHEETS

                                                      September 30,      December 31,
                                                           2001              2000
                                                      -------------      ------------
                                                       (Unaudited)
                 ASSETS

Current assets:
   Cash                                               $     367,261      $    193,491
   Accounts receivable - oil and gas sales                  128,453           224,465
                                                      -------------      ------------

          Total current assets                              495,714           417,956
                                                      -------------      ------------

Oil and gas properties - at cost, based on the
   successful efforts accounting method                  10,117,650        10,111,281
Accumulated depletion                                    (8,688,082)       (8,534,409)
                                                      -------------      ------------

          Net oil and gas properties                      1,429,568         1,576,872
                                                      -------------      ------------

                                                      $   1,925,282      $  1,994,828
                                                      =============      ============

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
   Accounts payable - affiliate                       $      53,099      $     18,724

Partners' capital:
   Managing general partner                                  18,964            20,003
   Limited partners (12,935 interests)                    1,853,219         1,956,101
                                                      -------------      ------------

                                                          1,872,183         1,976,104
                                                      -------------      ------------

                                                      $   1,925,282      $  1,994,828
                                                      =============      ============



The financial information included as of September 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                       Three months ended                  Nine months ended
                                                          September 30,                      September 30,
                                                 -----------------------------     -----------------------------
                                                     2001             2000             2001             2000
                                                 ------------     ------------     ------------     ------------
Revenues:
  Oil and gas                                    $    279,405     $    404,891     $  1,050,356     $  1,043,026
  Interest                                              2,482            4,613            9,266           11,691
  Gain on disposition of assets                            --               --               --              259
                                                 ------------     ------------     ------------     ------------

                                                      281,887          409,504        1,059,622        1,054,976
                                                 ------------     ------------     ------------     ------------

Costs and expenses:
  Oil and gas production                              146,434          130,098          439,961          415,111
  General and administrative                            8,383           12,147           31,511           31,291
  Impairment of oil and gas properties                 52,901               --           52,901               --
  Depletion                                            35,751           30,877          100,772           79,675
                                                 ------------     ------------     ------------     ------------

                                                      243,469          173,122          625,145          526,077
                                                 ------------     ------------     ------------     ------------

Net income                                       $     38,418     $    236,382     $    434,477     $    528,899
                                                 ============     ============     ============     ============

Allocation of net income:
  Managing general partner                       $        384     $      2,364     $      4,345     $      5,289
                                                 ============     ============     ============     ============

  Limited partners                               $     38,034     $    234,018     $    430,132     $    523,610
                                                 ============     ============     ============     ============

Net income per limited
  partnership interest                           $       2.94     $      18.09     $      33.25     $      40.48
                                                 ============     ============     ============     ============


  The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-A, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)




                                           Managing
                                            general      Limited
                                            partner      partners         Total
                                          ----------    -----------    -----------
Balance at January 1, 2001                $   20,003    $ 1,956,101    $ 1,976,104

    Distributions                             (5,384)      (533,014)      (538,398)

    Net income                                 4,345        430,132        434,477
                                          ----------    -----------    -----------

Balance at September 30, 2001             $   18,964    $ 1,853,219    $ 1,872,183
                                          ==========    ===========    ===========



  The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                               Nine months ended
                                                                  September 30,
                                                          --------------------------
                                                             2001            2000
                                                          ----------      ----------
Cash flows from operating activities:
  Net income                                              $  434,477      $  528,899
  Adjustments to reconcile net income to net
    cash provided by operating activities:
       Impairment of oil and gas properties                   52,901              --
       Depletion                                             100,772          79,675
       Gain on disposition of assets                              --            (259)
  Changes in assets and liabilities:
    Accounts receivable                                       96,012         (21,329)
    Accounts payable                                          34,375          22,103
                                                          ----------      ----------

          Net cash provided by operating activities          718,537         609,089
                                                          ----------      ----------

Cash flows from investing activities:
  Additions to oil and gas properties                         (6,369)         (9,580)
  Proceeds from asset dispositions                                --             259
                                                          ----------      ----------

          Net cash used in investing activities               (6,369)         (9,321)
                                                          ----------      ----------

Cash flows used in financing activities:
  Cash distributions to partners                            (538,398)       (594,086)
                                                          ----------      ----------

Net increase in cash                                         173,770           5,682
Cash at beginning of period                                  193,491         215,801
                                                          ----------      ----------

Cash at end of period                                     $  367,261      $  221,483
                                                          ==========      ==========



  The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-A, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)

NOTE 1.          ORGANIZATION AND NATURE OF OPERATIONS

Parker & Parsley 88-A, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.          BASIS OF PRESENTATION

In the opinion of management, the unaudited financial statements of the Partnership as of September 30, 2001 and for the three and nine months ended September 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the September 30, 2000 financial statements to conform to the September 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

NOTE 3.         IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $52,901 related to its proved oil and gas properties during the nine months ended September 30, 2001.

NOTE 4.        PROPOSAL TO ACQUIRE PARTNERSHIP

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed materials to the limited partners of the Partnership soliciting their approval of an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and the Partnership. Pioneer has valued the Partnership interest at $3,228,907 of which $3,153,865 is attributable to the limited partners, excluding Pioneer USA in its capacity as a general partner or a limited partner. If a majority of the limited partners approve the transaction, each limited partner will receive their proportionate share of the value in the form of Pioneer common stock.

ITEM 2.        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS (1)

RESULTS OF OPERATIONS

Nine months ended September 30, 2001 compared with nine months ended September
  30, 2000

Revenues:

The Partnership's oil and gas revenues increased 1% to $1,050,356 for the nine months ended September 30, 2001 as compared to $1,043,026 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas, offset by lower average prices received for oil and natural gas liquids ("NGLs") and a decline in production. For the nine months ended September 30, 2001, 25,222 barrels of oil, 10,396 barrels of NGLs and 65,563 mcf of gas were sold, or 46,545 barrel of oil equivalents ("BOEs"). For the nine months ended September 30, 2000, 24,596 barrels of oil, 13,677 barrels of NGLs and 56,955 mcf of gas were sold, or 47,766 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $1.98, or 7%, from $28.30 for the nine months ended September 30, 2000 to $26.32 for the same period in 2001. The average price received per barrel of NGLs decreased $.25, or 2%, from $14.48 during the nine months ended September 30, 2000 to $14.23 for the same period in 2001. The average price received per mcf of gas increased 39% from $2.62 during the nine months ended September 30, 2000 to $3.64 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the nine months ended September 30, 2001.

Gain on disposition of assets of $259 was recognized during the nine months ended September 30, 2000 resulting from equipment credits received on one well.

Costs and Expenses:

Total costs and expenses increased to $625,145 for the nine months ended September 30, 2001 as compared to $526,077 for the same period in 2000, an increase of $99,068, or 19%. This increase was due to increases in the impairment of oil and gas properties, production costs, depletion and general and administrative expenses ("G&A").

Production costs were $439,961 for the nine months ended September 30, 2001 and $415,111 for the same period in 2000 resulting in an increase of $24,850, or 6%. The increase was primarily due to higher ad valorem taxes and additional well maintenance costs incurred to stimulate well production, offset by a decrease in workover costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 1%, from $31,291 for the nine months ended September 30, 2000 to $31,511 for the same period in 2001, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $52,901 related to its proved oil and gas properties during the nine months ended September 30, 2001.

Depletion was $100,772 for the nine months ended September 30, 2001 as compared to $79,675 for the same period in 2000, representing an increase of $21,097, or 26%. This increase was the result of a decrease in proved reserves during the period ended September 30, 2001 due to lower commodity prices and an increase in oil production of 626 barrels for the nine months ended September 30, 2001 as compared to the same period in 2000.

Three months ended September 30, 2001 compared with three months ended September
  30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 31% to $279,405 for the three months ended September 30, 2001 as compared to $404,891 for the same period in 2000. The decrease in revenues resulted from lower average prices received and a decrease in production. For the three months ended September 30, 2001, 7,667 barrels of oil, 3,981 barrels of NGLs and 17,597 mcf of gas were sold, or 14,581 BOEs. For the three months ended September 30, 2000, 9,541 barrels of oil, 4,325 barrels of NGLs and 20,466 mcf of gas were sold, or 17,277 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $1.83, or 7%, from $27.98 for the three months ended September 30, 2000 to $26.15 for the same period in 2001. The average price received per barrel of NGLs decreased $4.85, or 30%, from $15.92 during the three months ended September 30, 2000 to $11.07 for the same period in 2001. The average price received per mcf of gas decreased 41% from $3.38 during the three months ended September 30, 2000 to $1.98 for the same period in 2001.

Costs and Expenses:

Total costs and expenses increased to $243,469 for the three months ended September 30, 2001 as compared to $173,122 for the same period in 2000, an increase of $70,347, or 41%. This increase was due to increases in the impairment of oil and gas properties, production costs and depletion, offset by a decrease in G&A.

Production costs were $146,434 for the three months ended September 30, 2001 and $130,098 for the same period in 2000, resulting in a $16,336 increase, or 13%. The increase was primarily due to higher ad valorem taxes and additional well maintenance costs incurred to stimulate well production, offset by a decline in production taxes.

During this period, G&A decreased 31% from $12,147 for the three months ended September 30, 2000 to $8,383 for the same period in 2001, due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

The Partnership recognized a non-cash impairment provision of $52,901 related to its proved oil and gas properties during the period ended September 30, 2001.

Depletion was $35,751 for the three months ended September 30, 2001 as compared to $30,877 for the same period in 2000, representing an increase of $4,874, or 16%. This increase was due to a decrease in proved reserves during the period ended September 30, 2001 compared to the same period in 2000 as a result of lower commodity prices, offset by a decrease in oil production of 1,874 barrels for the three months ended September 30, 2001 as compared to the same period in 2000.

LIQUIDITY AND CAPITAL RESOURCES

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $109,448 during the nine months ended September 30, 2001 from the same period ended September 30, 2000. This increase was due to an increase in oil and gas sales receipts of $4,905 and a reduction of $129,613 in working capital, offset by increases in production costs of $24,850 and G&A expenses of $220. The increase in revenue receipts resulted from increases in gas prices of $58,271 and $47,798 resulting from an increase in oil and gas production during 2001 as compared to the same period in 2000, offset by decreases of $54,476 in oil and NGL prices and $46,688 in NGL production. The increase in production costs was primarily due to higher ad valorem taxes and additional well maintenance costs incurred to stimulate well production, offset by a decrease in workover costs. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the nine months ended September 30, 2001 and 2000 included expenditures related to equipment upgrades on various oil and gas properties.

Proceeds from asset dispositions of $259 received during the nine months ended September 30, 2000 were due to equipment credits received on one well.

Net Cash Used in Financing Activities

For the nine months ended September 30, 2001, cash distributions to the partners were $538,398, of which $5,384 was distributed to the managing general partner and $533,014 to the limited partners. For the same period ended September 30, 2000, cash distributions to the partners were $594,086, of which $5,941 was distributed to the managing general partner and $588,145 to the limited partners.

During 2001, the Partnership made distributions in March and July but no distributions were made by the Partnership during September pending the vote of the proposed merger of the Partnership into Pioneer Natural Resources USA, Inc. ("Pioneer USA"). For further information, see "Proposal to acquire partnerships" below.

PROPOSAL TO ACQUIRE PARTNERSHIPS

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed definitive materials (the "proxy statement/prospectus") to solicit the approval of limited partners of 46 Parker & Parsley limited partnerships, including the Partnership, of an agreement and plan of merger among Pioneer, Pioneer USA, a wholly-owned subsidiary of Pioneer, and those limited partnerships. The special meetings of the limited partners to consider and vote on the merger proposal are scheduled for December 20, 2001. The record date to identify the limited partners who are entitled to notice of and to vote at the special meetings was September 21, 2001. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA. As a result, the partnership interests of those partnerships will be converted into the right to receive Pioneer common stock.

The proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

A copy of the proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.


---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           PART II. OTHER INFORMATION

ITEM 6.       EXHIBITS AND REPORTS ON FORM 8-K

(a)   Exhibits

(b)   Reports on Form 8-K - none

                          PARKER & PARSLEY 88-A, L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           PARKER & PARSLEY 88-A, L.P.

                                     By:   Pioneer Natural Resources USA, Inc.,
                                            Managing General Partner




Dated:  November 9, 2001             By:   /s/ Rich Dealy
                                           -------------------------------------
                                           Rich Dealy, Vice President and
                                             Chief Accounting Officer

                        PIONEER NATURAL RESOURCES COMPANY
                       PIONEER NATURAL RESOURCES USA, INC.
                      5205 NORTH O'CONNOR BLVD., SUITE 1400
                               IRVING, TEXAS 75039

                     SUPPLEMENT TO SUPPLEMENTAL INFORMATION

                                       OF

                       PARKER & PARSLEY 88-A CONV., L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

                                       TO

                PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                         -------------------------------

  THE DATE OF THIS SUPPLEMENT TO SUPPLEMENTAL INFORMATION IS NOVEMBER 15, 2001

                        --------------------------------

         This document contains important information specific to Parker & Parsley 88-A Conv., L.P. and supplements the supplemental information to the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company, a Delaware corporation that we call Pioneer Parent, and Pioneer Natural Resources USA, Inc., a Delaware corporation that we call Pioneer USA, by which Pioneer USA is soliciting proxies to be voted at a special meeting of the limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Parent for your partnership interests.

         This document contains the partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the nine months ended September 30, 2001.

                        PARKER & PARSLEY 88-A CONV., L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                    September 30, 2001 and December 31, 2000

                                   (Unaudited)

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS


                                                 September 30,  December 31,
                                                     2001          2000
                                                 -------------  -----------
                                                 (Unaudited)
                 ASSETS

Current assets:
  Cash                                           $   105,513    $    54,706
  Accounts receivable - oil and gas sales             37,665         65,812
                                                 -----------    -----------

        Total current assets                         143,178        120,518
                                                 -----------    -----------

Oil and gas properties - at cost, based on the
  successful efforts accounting method             2,966,854      2,964,986
Accumulated depletion                             (2,547,573)    (2,502,477)
                                                 -----------    -----------

        Net oil and gas properties                   419,281        462,509
                                                 -----------    -----------

                                                 $   562,459    $   583,027
                                                 ===========    ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable-affiliate                     $    15,550    $     5,544

Partners' capital:
  Managing general partner                             5,541          5,847
  Limited partners (3,793 interests)                 541,368        571,636
                                                 -----------    -----------

                                                     546,909        577,483
                                                 -----------    -----------

                                                 $   562,459    $   583,027
                                                 ===========    ===========



      The financial information included as of September 30, 2001 has been prepared by management without audit by independent public accountants.

              The accompanying notes are an integral part of these
                             financial statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                         Three months ended     Nine months ended
                                             September 30,         September 30,
                                         -------------------   -------------------
                                           2001       2000       2001       2000
                                         --------   --------   --------   --------
Revenues:
  Oil and gas                            $ 81,958   $118,404   $308,009   $305,534
  Interest                                    707      1,336      2,642      3,334
  Gain on disposition of assets                --         --         --         76
                                         --------   --------   --------   --------

                                           82,665    119,740    310,651    308,944
                                         --------   --------   --------   --------

Costs and expenses:
  Oil and gas production                   42,940     38,155    129,012    121,722
  General and administrative                2,458      3,552      9,240      9,166
  Impairment of oil and gas properties     15,533         --     15,533         --
  Depletion                                10,463      9,046     29,563     23,373
                                         --------   --------   --------   --------

                                           71,394     50,753    183,348    154,261
                                         --------   --------   --------   --------

Net income                               $ 11,271   $ 68,987   $127,303   $154,683
                                         ========   ========   ========   ========

Allocation of net income:
  Managing general partner               $    113   $    690   $  1,273   $  1,547
                                         ========   ========   ========   ========

  Limited partners                       $ 11,158   $ 68,297   $126,030   $153,136
                                         ========   ========   ========   ========

Net income per limited
  partnership interest                   $   2.94   $  18.00   $  33.23   $  40.37
                                         ========   ========   ========   ========


   The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                   Managing
                                    general        Limited
                                    partner        partners          Total
                                   ---------       ---------       ---------
Balance at January 1, 2001         $   5,847       $ 571,636       $ 577,483

    Distributions                     (1,579)       (156,298)       (157,877)

    Net income                         1,273         126,030         127,303
                                   ---------       ---------       ---------

Balance at September 30, 2001      $   5,541       $ 541,368       $ 546,909
                                   =========       =========       =========


   The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                             Nine months ended
                                                               September 30,
                                                         -------------------------
                                                            2001            2000
                                                         ---------       ---------
Cash flows from operating activities:
 Net income                                              $ 127,303       $ 154,683
 Adjustments to reconcile net income to net
    cash provided by operating activities:
       Impairment of oil and gas properties                 15,533              --
       Depletion                                            29,563          23,373
       Gain on disposition of assets                            --             (76)
 Changes in assets and liabilities:
       Accounts receivable                                  28,147         (10,858)
       Accounts payable                                     10,006           6,579
                                                         ---------       ---------

          Net cash provided by operating activities        210,552         173,701
                                                         ---------       ---------

Cash flows from investing activities:
 Additions to oil and gas properties                        (1,868)         (2,809)
 Proceeds from asset dispositions                               --              76
                                                         ---------       ---------

          Net cash used in investing activities             (1,868)         (2,733)
                                                         ---------       ---------

Cash flows used in financing activities:
 Cash distributions to partners                           (157,877)       (174,206)
                                                         ---------       ---------

Net increase (decrease) in cash                             50,807          (3,238)
Cash at beginning of period                                 54,706          66,104
                                                         ---------       ---------

Cash at end of period                                    $ 105,513       $  62,866
                                                         =========       =========


   The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-A CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)

NOTE 1.          ORGANIZATION AND NATURE OF OPERATIONS

Parker & Parsley 88-A Conv., L.P. (the "Partnership") was organized in 1988 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1989.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.          BASIS OF PRESENTATION

In the opinion of management, the unaudited financial statements of the Partnership as of September 30, 2001 and for the three and nine months ended September 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the September 30, 2000 financial statements to conform to the September 30, 2001 financial statement presentations.

Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

NOTE 3.         IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $15,533 related to its proved oil and gas properties during the nine months ended September 30, 2001.

NOTE 4.        PROPOSAL TO ACQUIRE PARTNERSHIP

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed materials to the limited partners of the Partnership soliciting their approval of an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and the Partnership. Pioneer has valued the Partnership interest at $944,717 of which $922,941 is attributable to the limited partners, excluding Pioneer USA in its capacity as a general partner or a limited partner. If a majority of the limited partners approve the transaction, each limited partner will receive their proportionate share of the value in the form of Pioneer common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS (1)

RESULTS OF OPERATIONS

Nine months ended September 30, 2001 compared with nine months ended
   September 30, 2000

Revenues:

The Partnership's oil and gas revenues increased 1% to $308,009 for the nine months ended September 30, 2001 as compared to $305,534 for the same period in 2000. The increase in revenues resulted from higher average prices received for gas, offset by lower average prices received for oil and natural gas liquids ("NGLs") and a decline in production. For the nine months ended September 30, 2001, 7,396 barrels of oil, 3,051 barrels of NGLs and 19,219 mcf of gas were sold, or 13,650 barrel of oil equivalents ("BOEs"). For the nine months ended September 30, 2000, 7,212 barrels of oil, 4,010 barrels of NGLs and 16,705 mcf of gas were sold, or 14,006 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $1.98, or 7%, from $28.30 for the nine months ended September 30, 2000 to $26.32 for the same period in 2001. The average price received per barrel of NGLs decreased $.25, or 2%, from $14.48 during the nine months ended September 30, 2000 to $14.23 for the same period in 2001. The average price received per mcf of gas increased 39% from $2.62 for the nine months ended September 30, 2000 to $3.64 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the nine months ended September 30, 2001.

Gain on disposition of assets of $76 was recognized during the nine months ended September 30, 2000 resulting from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses increased to $183,348 for the nine months ended September 30, 2001 as compared to $154,261 for the same period in 2000, an increase of $29,087, or 19%. This increase was due to increases in the impairment of oil and gas properties, production costs, depletion and general and administrative expenses ("G&A").

Production costs were $129,012 for the nine months ended September 30, 2001 and $121,722 for the same period in 2000, resulting in a $7,290 increase, or 6%. This increase was due to higher ad valorem taxes and additional well maintenance costs incurred to stimulate well production, offset by lower workover costs.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A increased 1% from $9,166 for the nine months ended September 30, 2000 to $9,240 for the same period in 2001, primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $15,533 related to its proved oil and gas properties during the nine months ended September 30, 2001.

Depletion was $29,563 for the nine months ended September 30, 2001 as compared to $23,373 for the same period in 2000, an increase of $6,190, or 26%. This increase was due to a decrease in proved reserves during the period ended September 30, 2001 due to lower commodity prices for the nine months ended September 30, 2001 as compared to the same period in 2000 and an increase in oil production of 184 barrels for the nine months ended September 30, 2001 as compared to the same period in 2000.

Three months ended September 30, 2001 compared with three months ended September
  30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 31% to $81,958 for the three months ended September 30, 2001 as compared to $118,404 for the same period in 2000. The decrease in revenues resulted from lower average prices received and a decrease in production. For the three months ended September 30, 2001, 2,251 barrels of oil, 1,170 barrels of NGLs and 5,156 mcf of gas were sold, or 4,280 BOEs. For the three months ended September 30, 2000, 2,799 barrels of oil, 1,265 barrels of NGLs and 6,005 mcf of gas were sold, or 5,065 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $1.83, or 7%, from $27.98 for the three months ended September 30, 2000 to $26.15 for the same period in 2001. The average price received per barrel of NGLs decreased $4.85, or 30%, from $15.92 during the three months ended September 30, 2000 to $11.07 for the same period in 2001. The average price received per mcf of gas decreased 41% to $1.98 during the three months ended September 30, 2001 from $3.38 during the same period in 2000.

Costs and Expenses:

Total costs and expenses increased to $71,394 for the three months ended September 30, 2001 as compared to $50,753 for the same period in 2000, an increase of $20,641, or 41%. This increase was due to increases in the impairment of oil and gas properties, production costs and depletion, offset by a decline in G&A.

Production costs were $42,940 for the three months ended September 30, 2001 and $38,155 for the same period in 2000 resulting in a $4,785 increase, or 13%. The increase was primarily due to higher ad valorem taxes and additional well maintenance costs incurred to stimulate well production, offset by lower production taxes.

During this period, G&A decreased 31% from $3,552 for the three months ended September 30, 2000 to $2,458 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

The Partnership recognized a non-cash impairment provision of $15,533 related to its proved oil and gas properties during the three months ended September 30, 2001.

Depletion was $10,463 for the three months ended September 30, 2001 as compared to $9,046 for the same period in 2000, an increase in depletion of $1,417, or 16%. This increase was attributable to a decrease in proved reserves during the period ended September 30, 2001 as a result of lower commodity prices, offset by a decrease in oil production of 548 barrels for the three months ended September 30, 2001 as compared to the same period in 2000.

LIQUIDITY AND CAPITAL RESOURCES

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $36,851 during the nine months ended September 30, 2001 from the same period ended September 30, 2000. This increase was due to an increase in sales receipts of $1,783 and a reduction in working capital of $42,432, offset by increases in production costs of $7,290 and G&A expenses of $74. The increase in oil and gas receipts resulted from an increase of $17,129 in average prices received for gas and $358 resulted from the increase in production during 2001 as compared to the same period in 2000, offset by a decrease of $15,704 in average prices received for oil and NGLs during 2001. The increase in production costs was primarily due to higher ad valorem taxes and additional well maintenance costs incurred to stimulate well production, offset by lower workover costs. The increase in G&A was primarily due to a higher percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of increased oil and gas revenues.

Net Cash Used in Investing Activities

The Partnership's principal investing activities during the nine months ended September 30, 2001 and 2000 were related to expenditures for equipment upgrades on various oil and gas properties.

Proceeds of $76 recognized during the nine months ended September 30, 2000 were from equipment credits on one fully depleted well.

Net Cash Used in Financing Activities

For the nine months ended September 30, 2001, cash distributions to the partners were $157,877, of which $1,579 was distributed to the managing general partner and $156,298 to the limited partners. For the same period ended September 30, 2000, cash distributions to the partners were $174,206, of which $1,742 was distributed to the managing general partner and $172,464 to the limited partners.

During 2001, the Partnership made distributions in March and July but no distributions were made by the Partnership during September pending the vote of the proposed merger of the Partnership into Pioneer Natural Resources USA, Inc. ("Pioneer USA"). For further information, see "Proposal to acquire partnerships" below.

PROPOSAL TO ACQUIRE PARTNERSHIPS

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed definitive materials (the "proxy statement/prospectus") to solicit the approval of limited partners of 46 Parker & Parsley limited partnerships, including the Partnership, of an agreement and plan of merger among Pioneer, Pioneer USA, a wholly-owned subsidiary of Pioneer, and those limited partnerships. The special meetings of the limited partners to consider and vote on the merger proposal are scheduled for December 20, 2001. The record date to identify the limited partners who are entitled to notice of and to vote at the special meetings was September 21, 2001. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA. As a result, the partnership interests of those partnerships will be converted into the right to receive Pioneer common stock.

The proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

A copy of the proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                        PIONEER NATURAL RESOURCES COMPANY
                       PIONEER NATURAL RESOURCES USA, INC.
                      5205 NORTH O'CONNOR BLVD., SUITE 1400
                               IRVING, TEXAS 75039

                     SUPPLEMENT TO SUPPLEMENTAL INFORMATION

                                       OF

                                PARKER & PARSLEY
                        PRODUCING PROPERTIES 88-A, L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

                                       TO

                PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                                   ----------

  THE DATE OF THIS SUPPLEMENT TO SUPPLEMENTAL INFORMATION IS NOVEMBER 15, 2001

                                   ----------

         THIS DOCUMENT CONTAINS IMPORTANT INFORMATION SPECIFIC TO PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P. AND SUPPLEMENTS THE SUPPLEMENTAL INFORMATION TO THE PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001, OF PIONEER NATURAL RESOURCES COMPANY, A DELAWARE CORPORATION THAT WE CALL PIONEER PARENT, AND PIONEER NATURAL RESOURCES USA, INC., A DELAWARE CORPORATION THAT WE CALL PIONEER USA, BY WHICH PIONEER USA IS SOLICITING PROXIES TO BE VOTED AT A SPECIAL MEETING OF THE LIMITED PARTNERS OF THE PARTNERSHIP. THE PURPOSE OF THE SPECIAL MEETING IS FOR YOU TO VOTE UPON THE MERGER OF THE PARTNERSHIP WITH AND INTO PIONEER USA THAT, IF COMPLETED, WILL RESULT IN YOUR RECEIVING COMMON STOCK OF PIONEER PARENT FOR YOUR PARTNERSHIP INTERESTS.

         THIS DOCUMENT CONTAINS THE PARTNERSHIP'S QUARTERLY REPORT ON FORM 10-Q, INCLUDING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q

                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2001


                         COMMISSION FILE NO. 33-19133-A


                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                -------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                            DELAWARE                                                            75-2225758
           -----------------------------------------                                    -------------------------
            (State or other jurisdiction of                                                (I.R.S. Employer
            incorporation or organization)                                              Identification Number)

        5205 N. O'CONNOR BLVD., SUITE 1400, IRVING, TEXAS                                         75039
        -------------------------------------------------                                      -------------
           (Address of principal executive offices)                                             (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
         ---------------------------------------------------------------
         (Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                                 YES [X] NO [ ]

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.

                                TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
                          PART I. FINANCIAL INFORMATION

Item 1.         Financial Statements

                Balance Sheets as of September 30, 2001 and
                   December 31, 2000.................................................................    3

                Statements of Operations for the three and nine
                  months ended September 30, 2001 and 2000...........................................    4

                Statement of Partners' Capital for the nine months
                  ended September 30, 2001...........................................................    5

                Statements of Cash Flows for the nine months ended
                  September 30, 2001 and 2000........................................................    6

                Notes to Financial Statements........................................................    7

Item 2.         Management's Discussion and Analysis of Financial
                  Condition and Results of Operations................................................    8

                           PART II. OTHER INFORMATION

Item 6.         Exhibits and Reports on Form 8-K.....................................................   12

                Signatures...........................................................................   13

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                          PART I. FINANCIAL INFORMATION


ITEM 1. FINANCIAL STATEMENTS


                                 BALANCE SHEETS

                                                           September 30,     December 31,
                                                               2001              2000
                                                          --------------    --------------
                                                           (Unaudited)
                 ASSETS
Current assets:
   Cash                                                   $      343,338    $      253,499
   Accounts receivable - oil and gas sales                        72,540           115,810
                                                          --------------    --------------

           Total current assets                                  415,878           369,309
                                                          --------------    --------------
Oil and gas properties - at cost, based on the
   successful efforts accounting method                        4,855,712         4,855,712
Accumulated depletion                                         (3,793,693)       (3,719,241)
                                                          --------------    --------------

           Net oil and gas properties                          1,062,019         1,136,471
                                                          --------------    --------------

                                                          $    1,477,897    $    1,505,780
                                                          ==============    ==============

    LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
   Accounts payable - affiliate                           $       29,420    $       11,054

Partners' capital:
   Managing general partner                                       14,416            14,879
   Limited partners (11,222 interests)                         1,434,061         1,479,847
                                                          --------------    --------------

                                                               1,448,477         1,494,726
                                                          --------------    --------------

                                                          $    1,477,897    $    1,505,780
                                                          ==============    ==============



The financial information included as of September 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                       Three months ended         Nine months ended
                                                          September 30,              September 30,
                                                     -----------------------   -----------------------
                                                        2001         2000         2001         2000
                                                     ----------   ----------   ----------   ----------
Revenues:
   Oil and gas                                       $  160,309   $  182,810   $  510,321   $  529,705
   Interest                                               2,283        4,475        8,508       12,279
   Gain on disposition of assets                             --           --        6,447        9,859
                                                     ----------   ----------   ----------   ----------

                                                        162,592      187,285      525,276      551,843
                                                     ----------   ----------   ----------   ----------

Costs and expenses:
   Oil and gas production                                72,619       64,917      199,948      264,170
   General and administrative                             3,974        5,484       14,480       15,891
   Impairment of oil and gas properties                  18,255           --       18,255           --
   Depletion                                             19,670       19,737       56,197       49,684
   Abandoned property                                        --           --       10,766           --
                                                     ----------   ----------   ----------   ----------

                                                        114,518       90,138      299,646      329,745
                                                     ----------   ----------   ----------   ----------

Net income                                           $   48,074   $   97,147   $  225,630   $  222,098
                                                     ==========   ==========   ==========   ==========

Allocation of net income:
   Managing general partner                          $      480   $      971   $    2,256   $    2,221
                                                     ==========   ==========   ==========   ==========

   Limited partners                                  $   47,594   $   96,176   $  223,374   $  219,877
                                                     ==========   ==========   ==========   ==========

Net income per limited
   partnership interest                              $     4.25   $     8.57   $    19.91   $    19.59
                                                     ==========   ==========   ==========   ==========




   The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                                    Managing
                                                    general           Limited
                                                    partner           partners           Total
                                                  ------------      ------------      ------------
Balance at January 1, 2001                        $     14,879      $  1,479,847      $  1,494,726

    Distributions                                       (2,719)         (269,160)         (271,879)

    Net income                                           2,256           223,374           225,630
                                                  ------------      ------------      ------------

Balance at September 30, 2001                     $     14,416      $  1,434,061      $  1,448,477
                                                  ============      ============      ============



   The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                        Nine months ended
                                                                         September 30,
                                                                 ------------------------------
                                                                     2001              2000
                                                                 ------------      ------------
Cash flows from operating activities:
   Net income                                                    $    225,630      $    222,098
   Adjustments to reconcile net income to net
      cash provided by operating activities:
        Impairment of oil and gas properties                           18,255                --
        Depletion                                                      56,197            49,684
        Gain on disposition of assets                                  (6,447)           (9,859)
   Changes in assets and liabilities:
        Accounts receivable                                            43,270            (1,287)
        Accounts payable                                               18,366            16,675
                                                                 ------------      ------------

               Net cash provided by operating activities              355,271           277,311
                                                                 ------------      ------------

Cash flows from investing activities:
   Additions to oil and gas properties                                     --              (782)
   Proceeds from asset dispositions                                     6,447             9,859
                                                                 ------------      ------------

               Net cash provided by investing activities                6,447             9,077
                                                                 ------------      ------------

Cash flows used in financing activities:
   Cash distributions to partners                                    (271,879)         (339,285)
                                                                 ------------      ------------

Net increase (decrease) in cash                                        89,839           (52,897)
Cash at beginning of period                                           253,499           323,271
                                                                 ------------      ------------

Cash at end of period                                            $    343,338      $    270,374
                                                                 ============      ============




   The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Parker & Parsley Producing Properties 88-A, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. BASIS OF PRESENTATION

In the opinion of management, the unaudited financial statements of the Partnership as of September 30, 2001 and for the three and nine months ended September 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the September 30, 2000 financial statements to conform to the September 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

NOTE 3. IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $18,255 related to its proved oil and gas properties during the nine months ended September 30, 2001.

NOTE 4. PROPOSAL TO ACQUIRE PARTNERSHIP

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed materials to the limited partners of the Partnership soliciting their approval of an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and the Partnership. Pioneer has valued the Partnership interest at $2,088,664 of which $2,053,405 is attributable to the limited partners, excluding Pioneer USA in its capacity as a general partner or a limited partner. If a majority of the limited partners approve the transaction, each limited partner will receive their proportionate share of the value in the form of Pioneer common stock.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (1)

RESULTS OF OPERATIONS

Nine months ended September 30, 2001 compared with nine months ended
  September 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 4% to $510,321 for the nine months ended September 30, 2001 as compared to $529,705 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and a decline in production, offset by higher average prices received for gas and natural gas liquids ("NGLs"). For the nine months ended September 30, 2001, 12,433 barrels of oil, 6,103 barrels of NGLs and 26,047 mcf of gas were sold, or 22,877 barrel of oil equivalents ("BOEs"). For the nine months ended September 30, 2000, 12,685 barrels of oil, 7,553 barrels of NGLs and 29,106 mcf of gas were sold, or 25,089 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $1.70, or 6%, from $28.54 for the nine months ended September 30, 2000 to $26.84 for the same period in 2001. The average price received per barrel of NGLs increased $.12, or 1%, from $13.80 during the nine months ended September 30, 2000 to $13.92 for the same period in 2001. The average price received per mcf of gas increased 61% from $2.18 during the nine months ended September 30, 2000 to $3.52 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the nine months ended September 30, 2001.

Gains on disposition of assets of $6,447 and $9,859 were recognized during the nine months ended September 30, 2001 and 2000, respectively. The gain recognized during the nine months ended September 30, 2001 resulted from equipment credits received on one well that was plugged and abandoned during the current period. Expenses incurred during the nine months ended September 30, 2001 to plug this well were $10,766. The gain recognized during the period ended September 30, 2000 resulted from equipment credits received on one fully depleted well.

Costs and Expenses:

Total costs and expenses decreased to $299,646 for the nine months ended September 30, 2001 as compared to $329,745 for the same period in 2000, a decrease of $30,099, or 9%. This decrease resulted from decreases in production costs and general and administrative expenses ("G&A"), offset by increases in the impairment of oil and gas properties, abandoned property costs and depletion.

Production costs were $199,948 for the nine months ended September 30, 2001 and $264,170 for the same period in 2000 resulting in a $64,222 decrease, or 24%. The decrease was primarily due to lower workover expenses and well maintenance costs, offset by higher ad valorem taxes.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 9% from $15,891 for the nine months ended September 30, 2000 to $14,480 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of lower oil and gas revenues.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $18,255 related to its proved oil and gas properties during the nine months ended September 30, 2001.

Depletion was $56,197 for the nine months ended September 30, 2001 as compared to $49,684 for the same period in 2000, representing an increase of $6,513, or 13%. This increase was primarily the result of a downward revision in proved reserves during the period ended September 30, 2001 due to lower commodity prices as compared to the same period in 2000.

Three months ended September 30, 2001 compared with three months ended
  September 30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 12% to $160,309 for the three months ended September 30, 2001 as compared to $182,810 for the same period in 2000. The decrease in revenues resulted from lower average prices received, offset by a slight increase in production. For the three months ended September 30, 2001, 4,175 barrels of oil, 2,263 barrels of NGLs and 9,878 mcf of gas were sold, or 8,084 BOEs. For the three months ended September 30, 2000, 4,197 barrels of oil, 2,315 barrels of NGLs and 8,704 mcf of gas were sold, or 7,963 BOEs.

The average price received per barrel of oil decreased $4.06, or 13%, from $30.23 for the three months ended September 30, 2000 to $26.17 for the same period in 2001. The average price received per barrel of NGLs decreased $.38, or 3%, from $13.50 during the three months ended September 30, 2000 to $13.12 for the same period in 2001. The average price received per mcf of gas decreased 24% from $2.84 during the three months ended September 30, 2000 to $2.16 for the same period in 2001.

Costs and Expenses:

Total costs and expenses increased to $114,518 for the three months ended September 30, 2001 as compared to $90,138 for the same period in 2000, an increase of $24,380, or 27%. This increase was due to increases in the impairment of oil and gas properties and production costs, offset by declines in G&A and depletion.

Production costs were $72,619 for the three months ended September 30, 2001 and $64,917 for the same period in 2000, resulting in a $7,702 increase, or 12%. The increase was primarily due to higher ad valorem taxes and additional well maintenance costs incurred to stimulate well production, offset by a decline in workover expenses.

During this period, G&A decreased 28% from $5,484 for the three months ended September 30, 2000 to $3,974 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated as a result of lower oil and gas revenues.

The Partnership recognized a non-cash impairment provision of $18,255 related to its proved oil and gas properties during the three months ended September 30, 2001.

Depletion was $19,670 for the three months ended September 30, 2001 as compared to $19,737 for the same period in 2000, representing a decrease in depletion of $67.

LIQUIDITY AND CAPITAL RESOURCES

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $77,960 during the nine months ended September 30, 2001 from the same period ended September 30, 2000. This increase was due to decreases in production costs of $64,222 and G&A expenses of $1,411 and a reduction of $46,248 in working capital, offset by a decrease in oil and gas sales receipts of $23,155 and an increase in abandoned property costs of $10,766. The decrease in production costs was primarily due to lower workover expenses and well maintenance costs, offset by higher ad valorem taxes. The decrease in G&A was primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of lower oil and gas revenues. The decrease in oil and gas receipts resulted from the decline in oil prices of $21,616 during 2001 and $37,714 resulting from the decline in production during 2001 as compared to the same period in 2000, offset by an increase in gas and NGL prices of $36,175.

Net Cash Provided by Investing Activities

The Partnership's principal investing activities during the nine months ended September 30, 2000 were related to equipment upgrades on various oil and gas properties.

Proceeds from disposition of assets of $6,447 and $9,859 were recognized during the nine months ended September 30, 2001 and 2000, respectively. The proceeds recognized during the nine months ended September 30, 2001 resulted from equipment credits received on one well that was plugged and abandoned during the current period. The proceeds recognized during the period ended September 30, 2000 resulted from equipment credits received on one fully depleted well.

Net Cash Used in Financing Activities

For the nine months ended September 30, 2001, cash distributions to the partners were $271,879, of which $2,719 was distributed to the managing general partner and $269,160 to the limited partners. For the same period ended September 30, 2000, cash distributions to the partners were $339,285, of which $3,393 was distributed to the managing general partner and $335,892 to the limited partners.

During 2001, the Partnership made distributions in March and July but no distributions were made by the Partnership during September pending the vote of the proposed merger of the Partnership into Pioneer Natural Resources USA, Inc. ("Pioneer USA"). For further information, see "Proposal to acquire partnerships" below.

PROPOSAL TO ACQUIRE PARTNERSHIPS

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed definitive materials (the "proxy statement/prospectus") to solicit the approval of limited partners of 46 Parker & Parsley limited partnerships, including the Partnership, of an agreement and plan of merger among Pioneer, Pioneer USA, a wholly-owned subsidiary of Pioneer, and those limited partnerships. The special meetings of the limited partners to consider and vote on the merger proposal are scheduled for December 20, 2001. The record date to identify the limited partners who are entitled to notice of and to vote at the special meetings was September 21, 2001. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA. As a result, the partnership interests of those partnerships will be converted into the right to receive Pioneer common stock.

The proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

A copy of the proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           PART II. OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

(b) Reports on Form 8-K - none

                PARKER & PARSLEY PRODUCING PROPERTIES 88-A, L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           PARKER & PARSLEY PRODUCING
                                           PROPERTIES 88-A, L.P.

                                      By:  Pioneer Natural Resources USA, Inc.,
                                            Managing General Partner




Dated: November 9, 2001               By:  /s/ Rich Dealy
                                           -------------------------------------
                                           Rich Dealy, Vice President and
                                             Chief Accounting Officer

                       PIONEER NATURAL RESOURCES COMPANY
                      PIONEER NATURAL RESOURCES USA, INC.
                     5205 NORTH O'CONNOR BLVD., SUITE 1400
                               IRVING, TEXAS 75039

                     SUPPLEMENT TO SUPPLEMENTAL INFORMATION

                                       OF

                          PARKER & PARSLEY 88-B, L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

                                       TO

                PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                         -------------------------------

  THE DATE OF THIS SUPPLEMENT TO SUPPLEMENTAL INFORMATION IS NOVEMBER 15, 2001

                        --------------------------------

         This document contains important information specific to Parker & Parsley 88-B, L.P. and supplements the supplemental information to the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company, a Delaware corporation that we call Pioneer Parent, and Pioneer Natural Resources USA, Inc., a Delaware corporation that we call Pioneer USA, by which Pioneer USA is soliciting proxies to be voted at a special meeting of the limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Parent for your partnership interests.

         This document contains the partnership's quarterly report on Form 10-Q, including management's discussion and analysis of financial condition and results of operations, for the nine months ended September 30, 2001.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549


                                    FORM 10-Q


                Quarterly Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2001


                         COMMISSION FILE NO. 33-19659-02


                           PARKER & PARSLEY 88-B, L.P.
                        ---------------------------------
             (Exact name of Registrant as specified in its charter)

                  DELAWARE                                  75-2240121
      -------------------------------                 ----------------------
      (State or other jurisdiction of                   (I.R.S. Employer
       incorporation or organization)                 Identification Number)


5205 N. O'CONNOR BLVD., SUITE 1400, IRVING, TEXAS                75039
-------------------------------------------------           -------------
    (Address of principal executive offices)                  (Zip code)

       Registrant's Telephone Number, including area code : (972) 444-9001


                                 Not applicable
             -------------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                 YES /X/ NO / /

                           PARKER & PARSLEY 88-B, L.P.

                                TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
                                           PART I. FINANCIAL INFORMATION

Item 1.         Financial Statements

                Balance Sheets as of September 30, 2001 and
                   December 31, 2000.................................................................    3

                Statements of Operations for the three and nine
                  months ended September 30, 2001 and 2000...........................................    4

                Statement of Partners' Capital for the nine months
                  ended September 30, 2001...........................................................    5

                Statements of Cash Flows for the nine months ended
                  September 30, 2001 and 2000........................................................    6

                Notes to Financial Statements........................................................    7

Item 2.         Management's Discussion and Analysis of Financial
                  Condition and Results of Operations................................................    8

                                            PART II. OTHER INFORMATION

Item 6.         Exhibits and Reports on Form 8-K.....................................................   12

                Signatures...........................................................................   13

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                          PART I. FINANCIAL INFORMATION


ITEM 1.      FINANCIAL STATEMENTS


                                 BALANCE SHEETS

                                                       September 30,      December 31,
                                                           2001               2000
                                                       -------------      ------------
                                                        (Unaudited)
                 ASSETS

Current assets:
  Cash                                                 $     320,866      $    144,763
  Accounts receivable - oil and gas sales                    107,113           198,467
                                                       -------------      ------------

          Total current assets                               427,979           343,230
                                                       -------------      ------------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                     6,775,326         6,954,545
Accumulated depletion                                     (5,888,350)       (5,969,972)
                                                       -------------      ------------

          Net oil and gas properties                         886,976           984,573
                                                       -------------      ------------

                                                       $   1,314,955      $  1,327,803
                                                       =============      ============

    LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                         $      47,325      $     16,350

Partners' capital:
  Managing general partner                                    12,645            13,083
  Limited partners (8,954 interests)                       1,254,985         1,298,370
                                                       -------------      ------------

                                                           1,267,630         1,311,453
                                                       -------------      ------------

                                                       $   1,314,955      $  1,327,803
                                                       =============      ============


The financial information included as of September 30, 2001 has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                                     Three months ended             Nine months ended
                                                        September 30,                  September 30,
                                                 -------------------------     -------------------------
                                                    2001           2000           2001           2000
                                                 ----------     ----------     ----------     ----------
Revenues:
   Oil and gas                                   $  259,220     $  352,159     $  873,186     $  943,505
   Interest                                           1,927          3,636          6,841          8,813
   Gain on disposition of assets                         --          7,108          7,855         15,953
                                                 ----------     ----------     ----------     ----------

                                                    261,147        362,903        887,882        968,271
                                                 ----------     ----------     ----------     ----------

Costs and expenses:
   Oil and gas production                           133,495        114,143        366,524        319,196
   General and administrative                         6,594         10,565         21,943         28,305
   Impairment of oil and gas properties              34,975             --         34,975             --
   Depletion                                         31,335         16,274         68,090         51,791
   Abandoned property                                    17          8,226         10,258          8,226
                                                 ----------     ----------     ----------     ----------

                                                    206,416        149,208        501,790        407,518
                                                 ----------     ----------     ----------     ----------

Net income                                       $   54,731     $  213,695     $  386,092     $  560,753
                                                 ==========     ==========     ==========     ==========

Allocation of net income:
   Managing general partner                      $      547     $    2,137     $    3,861     $    5,608
                                                 ==========     ==========     ==========     ==========

   Limited partners                              $   54,184     $  211,558     $  382,231     $  555,145
                                                 ==========     ==========     ==========     ==========

Net income per limited
   partnership interest                          $     6.05     $    23.63     $    42.69     $    62.00
                                                 ==========     ==========     ==========     ==========


  The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)




                                        Managing
                                         general          Limited
                                         partner          partners          Total
                                       -----------      -----------      -----------
Balance at January 1, 2001             $    13,083      $ 1,298,370      $ 1,311,453

    Distributions                           (4,299)        (425,616)        (429,915)

    Net income                               3,861          382,231          386,092
                                       -----------      -----------      -----------

Balance at September 30, 2001          $    12,645      $ 1,254,985      $ 1,267,630
                                       ===========      ===========      ===========


  The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)



                                                                    Nine months ended
                                                                       September 30,
                                                               --------------------------
                                                                  2001            2000
                                                               ----------      ----------
Cash flows from operating activities:
   Net income                                                  $  386,092      $  560,753
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Impairment of oil and gas properties                      34,975              --
         Depletion                                                 68,090          51,791
         Gain on disposition of assets                             (7,855)        (15,953)
   Changes in assets and liabilities:
         Accounts receivable                                       91,354         (29,725)
         Accounts payable                                          32,919          22,569
                                                               ----------      ----------

              Net cash provided by operating activities           605,575         589,435
                                                               ----------      ----------

Cash flows from investing activities:
   Additions to oil and gas properties                             (6,028)         (5,788)
   Proceeds from asset dispositions                                 6,471          13,102
                                                               ----------      ----------

              Net cash provided by investing activities               443           7,314
                                                               ----------      ----------

Cash flows used in financing activities:
   Cash distributions to partners                                (429,915)       (556,511)
                                                               ----------      ----------

Net increase in cash                                              176,103          40,238
Cash at beginning of period                                       144,763         129,430
                                                               ----------      ----------

Cash at end of period                                          $  320,866      $  169,668
                                                               ==========      ==========

  The financial information included herein has been prepared by the managing general partner without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)

NOTE 1.          ORGANIZATION AND NATURE OF OPERATIONS

Parker & Parsley 88-B, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.          BASIS OF PRESENTATION

In the opinion of management, the unaudited financial statements of the Partnership as of September 30, 2001 and for the three and nine months ended September 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the September 30, 2000 financial statements to conform to the September 30, 2001 financial statement presentations.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

NOTE 3.         IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $34,975 related to its proved oil and gas properties during the nine months ended September 30, 2001.


NOTE 4.        PROPOSAL TO ACQUIRE PARTNERSHIP

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed materials to the limited partners of the Partnership soliciting their approval of an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and the Partnership. Pioneer has valued the Partnership interest at $3,086,337 of which $3,023,397 is attributable to the limited partners, excluding Pioneer USA in its capacity as a general partner or a limited partner. If a majority of the limited partners approve the transaction, each limited partner will receive their proportionate share of the value in the form of Pioneer common stock.

ITEM 2.        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS (1)

RESULTS OF OPERATIONS

Nine months ended September 30, 2001 compared with nine months ended September
  30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 7% to $873,186 for the nine months ended September 30, 2001 as compared to $943,505 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and a decline in production, offset by higher average prices received for gas and natural gas liquids ("NGLs"). For the nine months ended September 30, 2001, 22,346 barrels of oil, 7,311 barrels of NGLs and 32,649 mcf of gas were sold, or 35,099 barrel of oil equivalents ("BOEs"). For the nine months ended September 30, 2000, 24,263 barrels of oil, 10,130 barrels of NGLs and 41,502 mcf of gas were sold, or 41,310 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $.82, or 3%, from $28.32 for the nine months ended September 30, 2000 to $27.50 for the same period in 2001. The average price received per barrel of NGLs increased $.13, or 1%, from $15.11 during the nine months ended September 30, 2000 to $15.24 for the same period in 2001. The average price received per mcf of gas increased 81% from $2.49 during the nine months ended September 30, 2000 to $4.51 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the nine months ended September 30, 2001.

Gain on disposition of assets of $7,855 was recognized during the nine months ended September 30, 2001 due to the sale of equipment on one well plugged and abandoned during the current period. A gain of $15,953 was recognized during the same period in 2000 resulting from an $11,638 salvage income from one well plugged and abandoned during the current period and $4,315 from equipment credits received on one fully depleted well. Abandoned property costs of $10,528 and $8,226 were incurred during the nine months ended September 30, 2001 and 2000, respectively, to abandon these wells.

Costs and Expenses:

Total costs and expenses increased to $501,790 for the nine months ended September 30, 2001 as compared to $407,518 for the same period in 2000, an increase of $94,272, or 23%. This increase was due to increases in production costs, depletion, the impairment of oil and gas properties and abandoned property costs, offset by a decline in general and administrative expenses ("G&A").

Production costs were $366,524 for the nine months ended September 30, 2001 and $319,196 for the same period in 2000, resulting in an increase of $47,328, or 15%. The increase was primarily due to higher ad valorem taxes and additional well maintenance costs and workover expenses incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 22% from $28,305 for the nine months ended September 30, 2000 to $21,943 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $34,975 related to its proved oil and gas properties during the nine months ended September 30, 2001.

Depletion was $68,090 for the nine months ended September 30, 2001 as compared to $51,791 for the same period in 2000, representing an increase of $16,299, or 31%. This increase was the result of a reduction in proved reserves during the period ended September 30, 2001 as a result of lower commodity prices as compared to the same period in 2000, offset by a decline in oil production of 1,917 barrels for the nine months ended September 30, 2001 as compared to the same period in 2000.

Three months ended September 30, 2001 compared with three months ended September
  30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 26% to $259,220 for the three months ended September 30, 2001 as compared to $352,159 for the same period in 2000. The decrease in revenues resulted from lower average prices received and a decline in production. For the three months ended September 30, 2001, 7,949 barrels of oil, 2,619 barrels of NGLs and 11,857 mcf of gas were sold, or 12,544 BOEs. For the three months ended September 30, 2000, 7,752 barrels of oil, 3,707 barrels of NGLs and 14,807 mcf of gas were sold, or 13,927 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $5.15, or 16%, from $31.31 for the three months ended September 30, 2000 to $26.16 for the same period in 2001. The average price received per barrel of NGLs decreased $5.65, or 33%, from $16.90 during the three months ended September 30, 2000 to $11.25 for the same period in 2001. The average price received per mcf of gas decreased 42% from $3.16 during the three months ended September 30, 2000 to $1.84 for the same period in 2001.

Gain on disposition of assets of $7,108 was recognized during the three months ended September 30, 2000. The gain was comprised of $4,315 from equipment credits received on one fully depleted well and $2,793 received from salvage income on one well plugged and abandoned during the current period. Abandoned property costs of $17 and $8,226 were incurred during the three months ended September 30, 2001 and 2000, respectively, resulting from one well plugged and abandoned during the current periods.

Costs and Expenses:

Total costs and expenses increased to $206,416 for the three months ended September 30, 2001 as compared to $149,208 for the same period in 2000, an increase of $57,208, or 38%. This increase was due to increases in the impairment of oil and gas properties, production costs and depletion, offset by decreases in abandoned property costs and G&A.

Production costs were $133,495 for the three months ended September 30, 2001 and $114,143 for the same period in 2000 resulting in a $19,352 increase, or 17%. The increase was primarily due to higher ad valorem taxes and additional well maintenance costs incurred to stimulate well production, offset by lower production and ad valorem taxes.

During this period, G&A decreased 38% from $10,565 for the three months ended September 30, 2000 to $6,594 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

The Partnership recognized a non-cash impairment provision of $34,975 related to its proved oil and gas properties during the three months ended September 30, 2001.

Depletion was $31,335 for the three months ended September 30, 2001 as compared to $16,274 for the same period in 2000, representing an increase of $15,061, or 93%. This increase was due to a decrease in proved reserves during the period ended September 30, 2001 as a result of lower commodity prices as compared to the same period in 2000.

LIQUIDITY AND CAPITAL RESOURCES

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $16,140 during the nine months ended September 30, 2001 from the same period ended September 30, 2000. This increase was due to reductions of $131,429 in working capital and G&A expenses of $6,362, offset by increases in production costs of $47,328, abandoned property costs of $2,032 and a reduction in oil and gas sales receipts of $72,291. The decrease in oil and gas receipts resulted from the decline of $21,833 in oil prices during 2001 and $135,612 resulting from the decline in production during 2001 as compared to the same period in 2000, offset by increases in gas and NGL prices of $85,154. The increase in production costs was primarily due to higher ad valorem taxes and additional well maintenance and workover costs incurred to stimulate well production. The decrease in G&A was primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

Net Cash Provided by Investing Activities

The Partnership's investing activities during the nine months ended September 30, 2001 and 2000 were related to upgrades of oil and gas equipment on various oil and gas properties.

Proceeds from dispositions of assets of $6,471 was recognized during the nine months ended September 30, 2001. The proceeds were comprised of $5,968 received from the sale of equipment on one well plugged and abandoned during the current period and $503 from equipment credits received on one active well. Proceeds of $13,102 received during the same period in 2000 were due to $8,845 on one well plugged and abandoned during the current period and $4,257 from equipment credits on one fully depleted well.

Net Cash Used in Financing Activities

For the nine months ended September 30, 2000, cash distributions to the partners were $429,915, of which $4,299 was distributed to the managing general partner and $425,616 to the limited partners. For the same period ended September 30, 2000, cash distributions to the partners were $556,511, of which $5,565 was distributed to the managing general partner and $550,946 to the limited partners.

During 2001, the Partnership made distributions in March and July but no distributions were made by the Partnership during September pending the vote of the proposed merger of the Partnership into

Pioneer Natural Resources USA, Inc.
("Pioneer USA"). For further information, see "Proposal to acquire partnerships" below.


PROPOSAL TO ACQUIRE PARTNERSHIPS

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed definitive materials (the "proxy statement/prospectus") to solicit the approval of limited partners of 46 Parker & Parsley limited partnerships, including the Partnership, of an agreement and plan of merger among Pioneer, Pioneer USA, a wholly-owned subsidiary of Pioneer, and those limited partnerships. The special meetings of the limited partners to consider and vote on the merger proposal are scheduled for December 20, 2001. The record date to identify the limited partners who are entitled to notice of and to vote at the special meetings was September 21, 2001. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA. As a result, the partnership interests of those partnerships will be converted into the right to receive Pioneer common stock.

The proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

A copy of the proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


                           PART II. OTHER INFORMATION

ITEM 6.       EXHIBITS AND REPORTS ON FORM 8-K

(a)    Exhibits

(b)    Reports on Form 8-K - none

                           PARKER & PARSLEY 88-B, L.P.
                        (A Delaware Limited Partnership)



                                   SIGNATURES



       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          PARKER & PARSLEY 88-B, L.P.

                                    By:   Pioneer Natural Resources USA, Inc.,
                                           Managing General Partner




Dated:  November 9, 2001            By:   /s/ Rich Dealy
                                          --------------------------------------
                                          Rich Dealy, Vice President and
                                            Chief Accounting Officer

                        PIONEER NATURAL RESOURCES COMPANY
                       PIONEER NATURAL RESOURCES USA, INC.
                      5205 NORTH O'CONNOR BLVD., SUITE 1400
                               IRVING, TEXAS 75039

                     SUPPLEMENT TO SUPPLEMENTAL INFORMATION

                                       OF

                       PARKER & PARSLEY 88-B CONV., L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

                                       TO

                PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                         -------------------------------

  THE DATE OF THIS SUPPLEMENT TO SUPPLEMENTAL INFORMATION IS NOVEMBER 15, 2001

                        --------------------------------

         This document contains important information specific to Parker & Parsley 88-B Conv., L.P. and supplements the supplemental information to the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company, a Delaware corporation that we call Pioneer Parent, and Pioneer Natural Resources USA, Inc., a Delaware corporation that we call Pioneer USA, by which Pioneer USA is soliciting proxies to be voted at a special meeting of the limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Parent for your partnership interests.

         This document contains the partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the nine months ended September 30, 2001.

                        PARKER & PARSLEY 88-B CONV., L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                    September 30, 2001 and December 31, 2000

                                   (Unaudited)

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS


                                                        September 30,      December 31,
                                                            2001              2000
                                                        -------------     ------------
                                                          (Unaudited)
                 ASSETS

Current assets:
  Cash                                                  $    129,543      $     58,050
  Accounts receivable - oil and gas sales                     43,474            80,619
                                                        ------------      ------------
         Total current assets                                173,017           138,669
                                                        ------------      ------------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                     2,751,252         2,824,029
Accumulated depletion                                     (2,391,169)       (2,424,313)
                                                        ------------      ------------
         Net oil and gas properties                          360,083           399,716
                                                        ------------      ------------
                                                        $    533,100      $    538,385
                                                        ============      ============
LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
  Accounts payable - affiliate                          $     19,250      $      6,684

Partners' capital:
  Managing general partner                                     5,129             5,308
  Limited partners (3,636 interests)                         508,721           526,393
                                                        ------------      ------------
                                                             513,850           531,701
                                                        ------------      ------------
                                                        $    533,100      $    538,385
                                                        ============      ============


      The financial information included as of September 30, 2001 has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                             Three months ended        Nine months ended
                                                September 30,             September 30,
                                           ---------------------     ---------------------
                                             2001         2000         2001         2000
                                           --------     --------     --------     --------
Revenues:
  Oil and gas                              $105,325     $143,104     $354,526     $383,160
  Interest                                      775        1,466        2,757        3,544
  Gain on disposition of assets                  --        2,886        3,190        6,478
                                           --------     --------     --------     --------
                                            106,100      147,456      360,473      393,182
                                           --------     --------     --------     --------
Costs and expenses:
  Oil and gas production                     54,225       46,350      148,819      129,611
  General and administrative                  2,679        4,293        8,909       11,495
  Impairment of oil and gas properties       14,234           --       14,234           --
  Depletion                                  12,704        6,631       27,619       21,046
  Abandoned property                              6        3,340        4,165        3,340
                                           --------     --------     --------     --------
                                             83,848       60,614      203,746      165,492
                                           --------     --------     --------     --------
Net income                                 $ 22,252     $ 86,842     $156,727     $227,690
                                           ========     ========     ========     ========
Allocation of net income:
  Managing general partner                 $    222     $    869     $  1,567     $  2,277
                                           ========     ========     ========     ========
  Limited partners                         $ 22,030     $ 85,973     $155,160     $225,413
                                           ========     ========     ========     ========
Net income per limited
  partnership interest                     $   6.06     $  23.64     $  42.67     $  61.99
                                           ========     ========     ========     ========


         The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                    Managing
                                     general          Limited
                                     partner          partners            Total
                                  ------------      ------------      ------------
Balance at January 1, 2001        $      5,308      $    526,393      $    531,701

    Distributions                       (1,746)         (172,832)         (174,578)

    Net income                           1,567           155,160           156,727
                                  ------------      ------------      ------------

Balance at September 30, 2001     $      5,129      $    508,721      $    513,850
                                  ============      ============      ============


         The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                         Nine months ended
                                                                           September 30,
                                                                 ------------------------------
                                                                     2001              2000
                                                                 ------------      ------------
Cash flows from operating activities:
  Net income                                                     $    156,727      $    227,690
  Adjustments to reconcile net income to net
     cash provided by operating activities:
        Impairment of oil and gas properties                           14,234                --
        Depletion                                                      27,619            21,046
        Gain on disposition of assets                                  (3,190)           (6,478)
  Changes in assets and liabilities:
        Accounts receivable                                            37,145           (20,356)
        Accounts payable                                               13,356             9,333
                                                                 ------------      ------------
          Net cash provided by operating activities                   245,891           231,235
                                                                 ------------      ------------
Cash flows from investing activities:
  Additions to oil and gas properties                                  (2,448)           (2,350)
  Proceeds from asset dispositions                                      2,628             5,320
                                                                 ------------      ------------
          Net cash provided by investing activities                       180             2,970
                                                                 ------------      ------------
Cash flows used in financing activities:
  Cash distributions to partners                                     (174,578)         (225,984)
                                                                 ------------      ------------
Net increase in cash                                                   71,493             8,221
Cash at beginning of period                                            58,050            59,846
                                                                 ------------      ------------

Cash at end of period                                            $    129,543      $     68,067
                                                                 ============      ============


    The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-B CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Parker & Parsley 88-B Conv., L.P. (the "Partnership") was organized in 1988 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1989.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. BASIS OF PRESENTATION

In the opinion of management, the unaudited financial statements of the Partnership as of September 30, 2001 and for the three and nine months ended September 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the September 30, 2000 financial statements to conform to the September 30, 2001 financial statement presentations.

Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

NOTE 3. IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $14,234 related to its proved oil and gas properties during the nine months ended September 30, 2001.

NOTE 4. PROPOSAL TO ACQUIRE PARTNERSHIP

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed materials to the limited partners of the Partnership soliciting their approval of an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and the Partnership. Pioneer has valued the Partnership interest at $1,252,584 of which $1,233,237 is attributable to the limited partners, excluding Pioneer USA in its capacity as a general partner or a limited partner. If a majority of the limited partners approve the transaction, each limited partner will receive their proportionate share of the value in the form of Pioneer common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS (1)

RESULTS OF OPERATIONS

Revenues:

Nine months ended September 30, 2001 compared with nine months ended September
  30, 2000

The Partnership's oil and gas revenues decreased 7% to $354,526 for the nine months ended September 30, 2001 as compared to $383,160 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and a decline in production, offset by higher average prices received for gas and natural gas liquids ("NGLs"). For the nine months ended September 30, 2001, 9,074 barrels of oil, 2,963 barrels of NGLs and 13,253 mcf of gas were sold, or 14,246 barrel of oil equivalents ("BOEs"). For the nine months ended September 30, 2000, 9,855 barrels of oil, 4,114 barrels of NGLs and 16,862 mcf of gas were sold, or 16,779 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $.82, or 3%, from $28.32 for the nine months ended September 30, 2000 to $27.50 for the same period in 2001. The average price received per barrel of NGLs increased $.13, or 1%, from $15.11 during the nine months ended September 30, 2000 to $15.24 for the same period in 2001. The average price received per mcf of gas increased 81% from $2.49 during the nine months ended September 30, 2000 to $4.51 in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the nine months ended September 30, 2001.

Gain on disposition of assets of $3,190 was recognized during the nine months ended September 30, 2001 due to the sale of equipment on one well plugged and abandoned during the current period. A gain of $6,478 was recognized during the same period in 2000 resulting from a $4,726 salvage income from one well plugged and abandoned during the current period and $1,752 from equipment credits received on one fully depleted well. Abandoned property costs of $4,165 and $3,340 were incurred during the nine months ended September 30, 2001 and 2000, respectively, to abandon these wells.

Costs and Expenses:

Total costs and expenses increased to $203,746 for the nine months ended September 30, 2001 as compared to $165,492 for the same period in 2000, an increase of $38,254, or 23%. This increase was due to increases in production costs, the impairment of oil and gas properties, depletion and abandoned property costs, offset by a decline in general and administrative expenses ("G&A").

Production costs were $148,819 for the nine months ended September 30, 2001 and $129,611 for the same period in 2000, resulting in a $19,208 increase, or 15%. The increase was due to higher ad valorem taxes and additional well maintenance and workover costs incurred to stimulate well production.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 22% from $11,495 for the nine months ended September 30, 2000 to $8,909 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $14,234 related to its proved oil and gas properties during the nine months ended September 30, 2001.

Depletion was $27,619 for the nine months ended September 30, 2001 as compared to $21,046 for the same period in 2000, an increase of $6,573, or 31%. This increase was due to a decrease in proved reserves during the period ended September 30, 2001 due to lower commodity prices as compared to the same period in 2000, offset by a decrease in oil production of 781 barrels for the nine months ended September 30, 2001 as compared to the same period in 2000.

Three months ended September 30, 2001 compared with three months ended September
  30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 26% to $105,325 for the three months ended September 30, 2001 as compared to $143,104 for the same period in 2000. The decrease in revenues resulted from lower average prices received and a decrease in production. For the three months ended September 30, 2001, 3,234 barrels of oil, 1,060 barrels of NGLs and 4,816 mcf of gas were sold, or 5,097 BOEs. For the three months ended September 30, 2000, 3,152 barrels of oil, 1,508 barrels of NGLs and 6,019 mcf of gas were sold, or 5,663 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $5.15, or 16%, from $31.31 for the three months ended September 30, 2000 to $26.16 for the same period in 2001. The average price received per barrel of NGLs decreased $5.65, or 33%, from $16.90 during the three months ended September 30, 2000 to $11.25 for the same period in 2001. The average price received per mcf of gas decreased 42% to $1.84 during the three months ended September 30, 2001 from $3.16 during the same period in 2000.

Gain on disposition of assets of $2,886 was recognized during the three months ended September 30, 2000. The gain was comprised of $1,752 from equipment credits received on one fully depleted well and $1,134 received from salvage income on one well plugged and abandoned during the current period. Abandoned property costs of $6 and $3,340 were incurred during the three months ended September 30, 2001 and 2000, respectively, resulting from one well plugged and abandoned during the current periods.

Costs and Expenses:

Total costs and expenses increased to $83,848 for the three months ended September 30, 2001 as compared to $60,614 for the same period in 2000, an increase of $23,234, or 38%. This increase was due to increases in the impairment of oil and gas properties, production costs and depletion, offset by declines in abandoned property costs and G&A.

Production costs were $54,225 for the three months ended September 30, 2001 and $46,350 for the same period in 2000, resulting in a $7,875 increase, or 17%. The increase was due to higher ad valorem taxes and additional well maintenance costs incurred to stimulate well production.

During this period, G&A decreased 38% from $4,293 for the three months ended September 30, 2000 to $2,679 for the same period in 2001 primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

The Partnership recognized a non-cash impairment provision of $14,234 related to its proved oil and gas properties during the three months ended September 30, 2001.

Depletion was $12,704 for the three months ended September 30, 2001 as compared to $6,631 for the same period in 2000, an increase of $6,073, or 92%. This increase was attributable to a decrease in proved reserves during the period ended September 30, 2001 as a result of lower commodity prices as compared to the same period in 2000.

LIQUIDITY AND CAPITAL RESOURCES

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $14,656 during the nine months ended September 30, 2001 from the same period ended September 30, 2000. This increase was due to reductions of $61,524 in working capital and $2,586 in G&A expenses, offset by increases in production costs of $19,208 and abandoned property costs of $825 and a reduction in oil and gas sales receipts of $29,421. The decrease in oil and gas receipts resulted from the decrease of $8,833 in oil prices and $55,318 resulting from the decline in production during 2001 as compared to the same period in 2000, offset by an increase of $34,730 in gas and NGL prices. The increase in production costs was primarily due to higher ad valorem taxes and additional well maintenance and workover costs incurred to stimulate well production. The decrease in G&A was due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

Net Cash Provided by Investing Activities

The Partnership's principal investing activities during the nine months ended September 30, 2001 and 2000 were related to expenditures for equipment upgrades on various oil and gas properties.

Proceeds from disposition of assets of $2,628 was recognized during the nine months ended September 30, 2001. The gain was comprised of $2,424 received from the sale of equipment on one well plugged and abandoned during the current period and $204 from equipment credits received on one active well. Proceeds of $5,320 received during the same period in 2000 were due to $3,591 on one well plugged and abandoned during the current period and $1,729 from equipment credits on one fully depleted well.

Net Cash Used in Financing Activities

For the nine months ended September 30, 2001, cash distributions to the partners were $174,578, of which $1,746 was distributed to the managing general partner and $172,832 to the limited partners. For the same period ended September 30, 2000, cash distributions to the partners were $225,984, of which $2,260 was distributed to the managing general partner and $223,724 to the limited partners.

During 2001, the Partnership made distributions in March and July but no distributions were made by the Partnership during September pending the vote of the proposed merger of the Partnership into Pioneer Natural Resources USA, Inc. ("Pioneer USA"). For further information, see "Proposal to acquire partnerships" below.

PROPOSAL TO ACQUIRE PARTNERSHIPS

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed definitive materials (the "proxy statement/prospectus") to solicit the approval of limited partners of 46 Parker & Parsley limited partnerships, including the Partnership, of an agreement and plan of merger among Pioneer, Pioneer USA, a wholly-owned subsidiary of Pioneer, and those limited partnerships. The special meetings of the limited partners to consider and vote on the merger proposal are scheduled for December 20, 2001. The record date to identify the limited partners who are entitled to notice of and to vote at the special meetings was September 21, 2001. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA. As a result, the partnership interests of those partnerships will be converted into the right to receive Pioneer common stock.

The proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

A copy of the proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

----------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                        PIONEER NATURAL RESOURCES COMPANY
                       PIONEER NATURAL RESOURCES USA, INC.
                      5205 NORTH O'CONNOR BLVD., SUITE 1400
                               IRVING, TEXAS 75039

                     SUPPLEMENT TO SUPPLEMENTAL INFORMATION

                                       OF

                          PARKER & PARSLEY 88-C, L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

                                       TO

                PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                         -------------------------------

  THE DATE OF THIS SUPPLEMENT TO SUPPLEMENTAL INFORMATION IS NOVEMBER 15, 2001

                        --------------------------------

         This document contains important information specific to Parker & Parsley 88-C, L.P. and supplements the supplemental information to the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company, a Delaware corporation that we call Pioneer Parent, and Pioneer Natural Resources USA, Inc., a Delaware corporation that we call Pioneer USA, by which Pioneer USA is soliciting proxies to be voted at a special meeting of the limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Parent for your partnership interests.

         This document contains the partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the nine months ended September 30, 2001.

                          PARKER & PARSLEY 88-C , L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                    September 30, 2001 and December 31, 2000

                                   (Unaudited)

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                                 BALANCE SHEETS



                                                         September 30,      December 31,
                                                              2001              2000
                                                         -------------      ------------
                                                          (Unaudited)
                    ASSETS

Current assets:
  Cash                                                   $      72,627      $     31,689
  Accounts receivable - oil and gas sales                       27,453            47,902
                                                         -------------      ------------

        Total current assets                                   100,080            79,591
                                                         -------------      ------------

Oil and gas properties - at cost, based on the
  successful efforts accounting method                       1,711,107         1,751,887
Accumulated depletion                                       (1,465,093)       (1,481,594)
                                                         -------------      ------------

        Net oil and gas properties                             246,014           270,293
                                                         -------------      ------------

                                                         $     346,094      $    349,884
                                                         =============      ============

       LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
    Accounts payable - affiliate                         $      12,249      $      4,246

Partners' capital:
    Managing general partner                                     3,326             3,443
    Limited partners (2,431 interests)                         330,519           342,195
                                                         -------------      ------------

                                                               333,845           345,638
                                                         -------------      ------------

                                                         $     346,094      $    349,884
                                                         =============      ============

The financial information included as of September 30, 2001 has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                                  Three months ended             Nine months ended
                                                     September 30,                  September 30,
                                               -------------------------     -------------------------
                                                  2001           2000           2001           2000
                                               ----------     ----------     ----------     ----------
Revenues:
  Oil and gas                                  $   62,636     $   85,503     $  215,744     $  227,002
  Interest                                            547            803          1,580          1,977
  Gain on disposition of assets                        --          1,617          1,788          3,630
                                               ----------     ----------     ----------     ----------

                                                   63,183         87,923        219,112        232,609
                                               ----------     ----------     ----------     ----------

Costs and expenses:
  Oil and gas production                           33,832         27,815         92,793         80,121
  General and administrative                        1,950          2,565          6,703          6,810
  Impairment of oil and gas properties              7,965             --          7,965             --
  Depletion                                         7,876          4,492         17,558         13,743
  Abandoned property                                    7          1,872          2,337          1,872
                                               ----------     ----------     ----------     ----------

                                                   51,630         36,744        127,356        102,546
                                               ----------     ----------     ----------     ----------

Net income                                     $   11,553     $   51,179     $   91,756     $  130,063
                                               ==========     ==========     ==========     ==========

Allocation of net income:
  Managing general partner                     $      116     $      512     $      918     $    1,301
                                               ==========     ==========     ==========     ==========

  Limited partners                             $   11,437     $   50,667     $   90,838     $  128,762
                                               ==========     ==========     ==========     ==========

Net income per limited
  partnership interest                         $     4.71     $    20.85     $    37.37     $    52.97
                                               ==========     ==========     ==========     ==========


   The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                        Managing
                                         general         Limited
                                         partner         partners           Total
                                       -----------      -----------      -----------
Balance at January 1, 2001             $     3,443      $   342,195      $   345,638

    Distributions                           (1,035)        (102,514)        (103,549)

    Net income                                 918           90,838           91,756
                                       -----------      -----------      -----------

Balance at September 30, 2001          $     3,326      $   330,519      $   333,845
                                       ===========      ===========      ===========

   The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                 Nine months ended
                                                                   September 30,
                                                            --------------------------
                                                               2001            2000
                                                            ----------      ----------
Cash flows from operating activities:
  Net income                                                $   91,756      $  130,063
  Adjustments to reconcile net income to net
     cash provided by operating activities:
       Impairment of oil and gas properties                      7,965              --
       Depletion                                                17,558          13,743
       Gain on disposition of assets                            (1,788)         (3,630)
  Changes in assets and liabilities:
       Accounts receivable                                      20,449         (11,926)
       Accounts payable                                          8,445           4,863
                                                            ----------      ----------

            Net cash provided by operating activities          144,385         133,113
                                                            ----------      ----------

Cash flows from investing activities:
  Additions to oil and gas properties                           (1,370)         (1,327)
  Proceeds from asset dispositions                               1,472           2,981
                                                            ----------      ----------

            Net cash provided by investing activities              102           1,654
                                                            ----------      ----------

Cash flows used in financing activities:
  Cash distributions to partners                              (103,549)       (133,968)
                                                            ----------      ----------

Net increase in cash                                            40,938             799
Cash at beginning of period                                     31,689          35,943
                                                            ----------      ----------

Cash at end of period                                       $   72,627      $   36,742
                                                            ==========      ==========


   The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                           PARKER & PARSLEY 88-C, L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)

NOTE 1.          ORGANIZATION AND NATURE OF OPERATIONS

Parker & Parsley 88-C, L.P. (the "Partnership") is a limited partnership organized in 1988 under the laws of the State of Delaware.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2.          BASIS OF PRESENTATION

In the opinion of management, the unaudited financial statements of the Partnership as of September 30, 2001 and for the three and nine months ended September 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the September 30, 2000 financial statements to conform to the September 30, 2001 financial statement presentations.

Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

NOTE 3.         IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $7,965 related to its proved oil and gas properties during the nine months ended September 30, 2001.

NOTE 4.        PROPOSAL TO ACQUIRE PARTNERSHIP

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed materials to the limited partners of the Partnership soliciting their approval of an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and the Partnership. Pioneer has valued the Partnership interest at $714,658 of which $706,056 is attributable to the limited partners, excluding Pioneer USA in its capacity as a general partner or a limited partner. If a majority of the limited partners approve the transaction, each limited partner will receive their proportionate share of the value in the form of Pioneer common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS (1)

RESULTS OF OPERATIONS

Nine months ended September 30, 2001 compared with nine months ended September
  30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 5% to $215,744 for the nine months ended September 30, 2001 as compared to $227,002 for the same period in 2000. The decrease in revenues resulted from lower average prices received for oil and a decline in production, offset by higher average prices received for gas and natural gas liquids ("NGLs"). For the nine months ended September 30, 2001, 5,252 barrels of oil, 2,090 barrels of NGLs and 8,970 mcf of gas were sold, or 8,837 barrel of oil equivalents ("BOEs"). For the nine months ended September 30, 2000, 5,698 barrels of oil, 2,609 barrels of NGLs and 10,687 mcf of gas were sold, or 10,088 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $.73, or 3%, from $28.38 for the nine months ended September 30, 2000 to $27.65 for the same period in 2001. The average price received per barrel of NGLs increased $.19, or 1%, from $15.03 during the nine months ended September 30, 2000 to $15.22 for the same period in 2001. The average price received per mcf of gas increased 77% from $2.44 during the nine months ended September 30, 2000 to $4.31 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the nine months ended September 30, 2001.

Gains on disposition of assets of $1,788 and $3,630 were recognized during the nine months ended September 30, 2001 and 2000, respectively. The gain recognized during the period ended September

30, 2001 was due to salvage income received on one well plugged and abandoned during the current period. The gain recognized during the period ended September 30, 2000 was primarily due to salvage income received on one well plugged and abandoned during the period ended 2000.

Costs and Expenses:

Total costs and expenses increased to $127,356 for the nine months ended September 30, 2001 as compared to $102,546 for the same period in 2000, an increase of $24,810, or 24%. This increase was due to increases in production costs, the impairment of oil and gas properties, depletion and abandoned property costs, offset by a decline in general and administrative expenses ("G&A").

Production costs were $92,793 for the nine months ended September 30, 2001 and $80,121 for the same period in 2000 resulting in a $12,672 increase, or 16%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production and higher ad valorem taxes.

G&A's components are independent accounting and engineering fees and managing general partner personnel and operating costs. During this period, G&A decreased 2%, from $6,810 for the nine months ended September 30, 2000 to $6,703 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $7,965 related to its proved oil and gas properties during the nine months ended September 30, 2001.

Depletion was $17,558 for the nine months ended September 30, 2001 as compared to $13,743 for the same period in 2000, an increase of $3,815, or 28%. This increase was due to a reduction in proved reserves during the period ended September 30, 2001 due to lower commodity prices, offset by a decline in oil production of 446 barrels for the nine months ended September 30, 2001 as compared to the same period in 2000.

Abandoned property costs of $2,337 and $1,872 were incurred for the nine months ended September 30, 2001 and 2000, respectively, to plug and abandon one well during the current periods.

Three months ended September 30, 2001 compared with three months ended September
  30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 27% to $62,636 for the three months ended September 30, 2001 as compared to $85,503 for the same period in 2000. The decrease in revenues resulted from a decline in production and lower average prices received. For the three months ended September 30, 2001, 1,849 barrels of oil, 701 barrels of NGLs and 3,159 mcf of gas were sold, or 3,077 BOEs. For the three months ended September 30, 2000, 1,884 barrels of oil, 903 barrels of NGLs and 3,601 mcf of gas were sold, or 3,387 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $4.98, or 16%, from $31.26 for the three months ended September 30, 2000 to $26.28 for the same period in 2001. The average price received per barrel of NGLs decreased $5.53, or 32%, from $17.08 during the three months ended September 30, 2000 to $11.55 for the same period in 2001. The average price received per mcf of gas decreased 40% to $1.88 during the three months ended September 30, 2001 from $3.11 during the same period in 2000.

A gain on disposition of assets of $1,617 recognized during the three months ended September 30, 2000 was due to salvage income received on one well plugged and abandoned during the period ended 2000.

Costs and Expenses:

Total costs and expenses increased to $51,630 for the three months ended September 30, 2001 as compared to $36,744 for the same period in 2000, an increase of $14,886, or 41%. This increase was due to increases in the impairment of oil and gas properties, production costs and depletion, offset by declines in G&A and abandoned property costs.

Production costs were $33,832 for the three months ended September 30, 2001 and $27,815 for the same period in 2000, resulting in a $6,017 increase, or 22%. The increase was primarily due to higher ad valorem taxes and additional well maintenance costs incurred to stimulate well production.

During this period, G&A decreased 24%, from $2,565 for the three months ended September 30, 2000 to $1,950 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

The Partnership recognized a non-cash impairment provision of $7,965 related to its proved oil and gas properties during the three months ended September 30, 2001.

Depletion was $7,876 for the three months ended September 30, 2001 as compared to $4,492 for the same period in 2000, an increase of $3,384, or 75%. This increase was attributable to a reduction in proved reserves during the period ended September 30, 2001 due to lower commodity prices.

Abandoned property costs of $7 and $1,872 were incurred for the three months ended September 30, 2001 and 2000, respectively, to plug and abandon one well during the current periods.

LIQUIDITY AND CAPITAL RESOURCES

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $11,272 during the nine months ended September 30, 2001 from the same period ended September 30, 2000. This increase was due to reductions in working capital of $35,957 and G&A expenses of $107, offset by increases in production costs of $12,672 and abandoned property costs of $465 and a decline in oil and gas receipts of $11,655. The decrease in oil and gas receipts resulted from a decline in oil commodity prices of $4,158 during 2001 and a decline in production during 2001 of $27,641, offset by an increase in gas and NGL commodity prices of $20,144. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production and higher ad valorem taxes. The decrease in G&A was primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

Net Cash Provided by Investing Activities

The Partnership's principal investing activities during the nine months ended September 30, 2001 and 2000 included expenditures related to equipment upgrades on various oil and gas properties.

Proceeds from asset dispositions of $1,472 and $2,981 were recognized during the nine months ended September 30, 2001 and 2000, respectively. The proceeds recognized during 2001 were primarily due to salvage income received on a well plugged and abandoned during the current year. The proceeds recognized during 2000 were due to salvage income received on one well plugged and abandoned during the period ended 2000.

Net Cash Used in Financing Activities

For the nine months ended September 30, 2001, cash distributions to the partners were $103,549, of which $1,035 was distributed to the managing general partner and $102,514 to the limited partners. For the same period ended September 30, 2000, cash distributions to the partners were $133,968, of which $1,340 was distributed to the managing general partner and $132,628 to the limited partners.

During 2001, the Partnership made distributions in March and July but no distributions were made by the Partnership during September pending the vote of the proposed merger of the Partnership into Pioneer Natural Resources USA, Inc. ("Pioneer USA"). For further information, see "Proposal to acquire partnerships" below.

PROPOSAL TO ACQUIRE PARTNERSHIPS

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed definitive materials (the "proxy statement/prospectus") to solicit the approval of limited partners of 46 Parker & Parsley limited partnerships, including the Partnership, of an agreement and plan of merger among Pioneer, Pioneer USA, a wholly-owned subsidiary of Pioneer, and those limited partnerships. The special meetings of the limited partners to consider and vote on the merger proposal are scheduled for December 20, 2001. The record date to identify the limited partners who are entitled to notice of and to vote at the special meetings was September 21, 2001. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA. As a result, the partnership interests of those partnerships will be converted into the right to receive Pioneer common stock.

The proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

A copy of the proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.
---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.

                        PIONEER NATURAL RESOURCES COMPANY
                       PIONEER NATURAL RESOURCES USA, INC.
                      5205 NORTH O'CONNOR BLVD., SUITE 1400
                               IRVING, TEXAS 75039

                     SUPPLEMENT TO SUPPLEMENTAL INFORMATION

                                       OF

                       PARKER & PARSLEY 88-C CONV., L.P.,
                         A DELAWARE LIMITED PARTNERSHIP

                                       TO

                PROXY STATEMENT/PROSPECTUS DATED OCTOBER 12, 2001

                         -------------------------------

  THE DATE OF THIS SUPPLEMENT TO SUPPLEMENTAL INFORMATION IS NOVEMBER 15, 2001

                        --------------------------------

         This document contains important information specific to Parker & Parsley 88-C Conv., L.P. and supplements the supplemental information to the proxy statement/prospectus dated October 12, 2001, of Pioneer Natural Resources Company, a Delaware corporation that we call Pioneer Parent, and Pioneer Natural Resources USA, Inc., a Delaware corporation that we call Pioneer USA, by which Pioneer USA is soliciting proxies to be voted at a special meeting of the limited partners of the partnership. The purpose of the special meeting is for you to vote upon the merger of the partnership with and into Pioneer USA that, if completed, will result in your receiving common stock of Pioneer Parent for your partnership interests.

         This document contains the partnership's financial statements, including management's discussion and analysis of financial condition and results of operations, for the nine months ended September 30, 2001.

                        PARKER & PARSLEY 88-C CONV., L.P.

                        (A Delaware Limited Partnership)


                              FINANCIAL STATEMENTS

                    September 30, 2001 and December 31, 2000


                                   (Unaudited)

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)


                                 BALANCE SHEETS

                                                    September 30,     December 31,
                                                        2001              2000
                                                    ------------      ------------
                                                    (Unaudited)
ASSETS

Current assets:
   Cash                                             $   108,920       $    51,156
   Accounts receivable - oil and gas sales               38,388            66,963
                                                    -----------       -----------

        Total current assets                            147,308           118,119
                                                    -----------       -----------

Oil and gas properties - at cost, based on the
   successful efforts accounting method               2,400,899         2,458,118
Accumulated depletion                                (2,055,170)       (2,078,258)
                                                    -----------       -----------

        Net oil and gas properties                      345,729           379,860
                                                    -----------       -----------

                                                    $   493,037       $   497,979
                                                    ===========       ===========

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
   Accounts payable - affiliate                     $    17,008       $     5,927

Partners' capital:
   Managing general partner                               4,745             4,905
   Limited partners (3,411 interests)                   471,284           487,147
                                                    -----------       -----------

                                                        476,029           492,052
                                                    -----------       -----------

                                                    $   493,037       $   497,979
                                                    ===========       ===========


  The financial information included herein as of September 30, 2001 has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                              Three months ended           Nine months ended
                                                 September 30,               September 30,
                                            ----------------------      ----------------------
                                              2001          2000          2001          2000
                                            --------      --------      --------      --------
Revenues:
  Oil and gas                               $ 87,732      $119,902      $302,836      $318,657
  Interest                                       679         1,227         2,413         3,010
  Gain on disposition of assets                   --         2,269         2,508         5,093
                                            --------      --------      --------      --------

                                              88,411       123,398       307,757       326,760
                                            --------      --------      --------      --------

Costs and expenses:
  Oil and gas production                      47,414        39,073       130,202       112,471
  General and administrative                   2,451         3,597         9,129         9,560
  Impairment of oil and gas properties        11,171            --        11,171            --
  Depletion                                   11,047         6,317        24,706        19,292
  Abandoned property                              49         2,626         3,279         2,626
                                            --------      --------      --------      --------

                                              72,132        51,613       178,487       143,949
                                            --------      --------      --------      --------

Net income                                  $ 16,279      $ 71,785      $129,270      $182,811
                                            ========      ========      ========      ========

Allocation of net income:
  Managing general partner                  $    163      $    718      $  1,293      $  1,828
                                            ========      ========      ========      ========

  Limited partners                          $ 16,116      $ 71,067      $127,977      $180,983
                                            ========      ========      ========      ========

Net income per limited
  partnership interest                      $   4.73      $  20.84      $  37.52      $  53.06
                                            ========      ========      ========      ========


   The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                         STATEMENT OF PARTNERS' CAPITAL
                                   (Unaudited)


                                    Managing
                                    general         Limited
                                    partner         partners         Total
                                   ---------       ---------       ---------
Balance at January 1, 2001         $   4,905       $ 487,147       $ 492,052

    Distributions                     (1,453)       (143,840)       (145,293)

    Net income                         1,293         127,977         129,270
                                   ---------       ---------       ---------

Balance at September 30, 2001      $   4,745       $ 471,284       $ 476,029
                                   =========       =========       =========


   The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                              Nine months ended
                                                                September 30,
                                                          -------------------------
                                                             2001            2000
                                                          ---------       ---------
Cash flows from operating activities:
   Net income                                             $ 129,270       $ 182,811
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Impairment of oil and gas properties                  11,171              --
       Depletion                                             24,706          19,292
       Gain on disposition of assets                         (2,508)         (5,093)
   Changes in assets and liabilities:
       Accounts receivable                                   28,575         (16,829)
       Accounts payable                                      11,702           6,893
                                                          ---------       ---------

           Net cash provided by operating activities        202,916         187,074
                                                          ---------       ---------

Cash flows from investing activities:
   Additions to oil and gas properties                       (1,925)         (1,862)
   Proceeds from asset dispositions                           2,066           4,183
                                                          ---------       ---------

           Net cash provided by investing activities            141           2,321
                                                          ---------       ---------

Cash flows used in financing activities:
   Cash distributions to partners                          (145,293)       (187,973)
                                                          ---------       ---------

Net increase in cash                                         57,764           1,422
Cash at beginning of period                                  51,156          56,353
                                                          ---------       ---------

Cash at end of period                                     $ 108,920       $  57,775
                                                          =========       =========


   The financial information included herein has been prepared by management without audit by independent public accountants.

   The accompanying notes are an integral part of these financial statements.

                        PARKER & PARSLEY 88-C CONV., L.P.
                        (A Delaware Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                               September 30, 2001
                                   (Unaudited)

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Parker & Parsley 88-C Conv., L.P. (the "Partnership") was organized in 1988 as a general partnership under the laws of the State of Texas and was converted to a Delaware limited partnership in 1989.

The Partnership engages in oil and gas development and production in Texas and is not involved in any industry segment other than oil and gas.

NOTE 2. BASIS OF PRESENTATION

In the opinion of management, the unaudited financial statements of the Partnership as of September 30, 2001 and for the three and nine months ended September 30, 2001 and 2000 include all adjustments and accruals consisting only of normal recurring accrual adjustments which are necessary for a fair presentation of the results for the interim period. These interim results are not necessarily indicative of results for a full year. Certain reclassifications may have been made to the September 30, 2000 financial statements to conform to the September 30, 2001 financial statement presentations.

Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in these interim financial statements. The financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Partnership's report for the year ended December 31, 2000, a copy of which is available upon request by writing to Rich Dealy, Vice President and Chief Accounting Officer, 5205 North O'Connor Boulevard, Suite 1400, Irving, Texas 75039-3746.

NOTE 3. IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $11,171 related to its proved oil and gas properties during the nine months ended September 30, 2001.



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

NOTE 4.        PROPOSAL TO ACQUIRE PARTNERSHIP

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed materials to the limited partners of the Partnership soliciting their approval of an agreement and plan of merger among Pioneer, Pioneer Natural Resources USA, Inc. ("Pioneer USA"), a wholly-owned subsidiary of Pioneer, and the Partnership. Pioneer has valued the Partnership interest at $1,009,229 of which $996,208 is attributable to the limited partners, excluding Pioneer USA in its capacity as a general partner or a limited partner. If a majority of the limited partners approve the transaction, each limited partner will receive their proportionate share of the value in the form of Pioneer common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS (1)

RESULTS OF OPERATIONS

Nine months ended September 30, 2001 compared with nine months ended September
  30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 5% to $302,836 for the nine months ended September 30, 2001 as compared to $318,657 for the same period in 2000. The decrease in revenues resulted from lower average prices received from oil and a decline in production, offset by higher average prices received for gas and natural gas liquids ("NGLs"). For the nine months ended September 30, 2001, 7,375 barrels of oil, 2,938 barrels of NGLs and 12,521 mcf of gas were sold, or 12,400 barrel of oil equivalents ("BOEs"). For the nine months ended September 30, 2000, 7,994 barrels of oil, 3,665 barrels of NGLs and 14,995 mcf of gas were sold, or 14,158 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $.73, or 3%, from $28.38 for the nine months ended September 30, 2000 to $27.65 for the same period in 2001. The average price received per barrel of NGLs increased $.19, or 1%, from $15.03 during the nine months ended September 30, 2000 to $15.22 for the same period in 2001. The average price received per mcf of gas increased 77% from $2.44 during the nine months ended September 30, 2000 to $4.31 for the same period in 2001. The market price for oil and gas has been extremely volatile in the past decade and management expects a certain amount of volatility to continue in the foreseeable future. The Partnership may therefore sell its future oil and gas production at average prices lower or higher than that received during the nine months ended September 30, 2001.

Gains on disposition of assets of $2,508 and $5,093 were recognized during the nine months ended September 30, 2001 and 2000, respectively. The gain recognized during the period ended September 30, 2001 was due to salvage income received on one well plugged and abandoned during the current period. The gain recognized during the period ended September 30, 2000 was primarily due to salvage income received on one well plugged and abandoned during the period ended 2000.

Costs and Expenses:

Total costs and expenses increased to $178,487 for the nine months ended September 30, 2001 as compared to $143,949 for the same period in 2000, an increase of $34,538, or 24%. The increase was due to increases in production costs, the impairment of oil and gas properties, depletion and abandoned property costs, offset by a decline in general and administrative expenses ("G&A").

Production costs were $130,202 for the nine months ended September 30, 2001 and $112,471 for the same period in 2000 resulting in a $17,731 increase, or 16%. The increase was primarily due to additional well maintenance and workover costs incurred to stimulate well production and higher ad valorem taxes.

G&A's components are independent accounting and engineering fees and managing general partner personnel costs. During this period, G&A decreased 5%, from $9,560 for the nine months ended September 30, 2000 to $9,129 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Partnership reviews its proved oil and gas properties for impairment whenever events and circumstances indicate a decline in the recoverability of the carrying value of the Partnership's oil and gas properties. The Partnership has estimated the expected future cash flows of its oil and gas properties as of September 30, 2001, based on proved reserves, and compared such estimated future cash flows to the respective carrying amount of the oil and gas properties to determine if the carrying amounts were likely to be recoverable. For those proved oil and gas properties for which the carrying amount exceeded the estimated future cash flows, an impairment was determined to exist; therefore, the Partnership adjusted the carrying amount of those oil and gas properties to their fair value as determined by discounting their expected future cash flows at a discount rate commensurate with the risks involved in the industry. As a result, the Partnership recognized a non-cash impairment provision of $11,171 related to its proved oil and gas properties during the nine months ended September 30, 2001.

Depletion was $24,706 for the nine months ended September 30, 2001 as compared to $19,292 for the same period in 2000, an increase of $5,414, or 28%. This increase was due to a reduction in proved reserves during the period ended September 30, 2001 due to lower commodity prices, offset by a decline in oil production of 619 barrels for the nine months ended September 30, 2001 as compared to the same period in 2000.

Abandoned property costs of $3,279 and $2,626 were incurred for the nine months ended September 30, 2001 and 2000, respectively, to plug and abandon one well during the current periods.

Three months ended September 30, 2001 compared with three months ended September
  30, 2000

Revenues:

The Partnership's oil and gas revenues decreased 27% to $87,732 for the three months ended September 30, 2001 as compared to $119,902 for the same period in 2000. The decrease in revenues resulted from a decline in production and lower average prices received. For the three months ended September 30, 2001, 2,598 barrels of oil, 980 barrels of NGLs and 4,361 mcf of gas were sold, or 4,305 BOEs. For the three months ended September 30, 2000, 2,639 barrels of oil, 1,267 barrels of NGLs and 5,043 mcf of gas were sold, or 4,747 BOEs. Due to the decline characteristics of the Partnership's oil and gas properties, management expects a certain amount of decline in production in the future until the Partnership's economically recoverable reserves are fully depleted.

The average price received per barrel of oil decreased $4.98, or 16%, from $31.26 for the three months ended September 30, 2000 to $26.28 for the same period in 2001. The average price received per barrel of NGLs decreased $5.53, or 32%, from $17.08 during the three months ended September 30, 2000 to $11.55 for the same period in 2001. The average price received per mcf of gas decreased 40% to $1.88 during the three months ended September 30, 2001 from $3.11 during the same period in 2000.

A gain on disposition of assets of $2,269 recognized during the three months ended September 30, 2000 was due to salvage income received on one well plugged and abandoned during the period ended 2000.

Costs and Expenses:

Total costs and expenses increased to $72,132 for the three months ended September 30, 2001 as compared to $51,613 for the same period in 2000, an increase of $20,519, or 40%. This increase was due to increases in the impairment of oil and gas properties, production costs and depletion, offset by declines in G&A and abandoned property costs.

Production costs were $47,414 for the three months ended September 30, 2001 and $39,073 for the same period in 2000, resulting in an $8,341 increase, or 21%. The increase was primarily due to higher ad valorem taxes and additional well maintenance costs incurred to stimulate well production.

During this period, G&A decreased 32%, from $3,597 for the three months ended September 30, 2000 to $2,451 for the same period in 2001, primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

The Partnership recognized a non-cash impairment provision of $11,171 related to its proved oil and gas properties during the three months ended September 30, 2001.

Depletion was $11,047 for the three months ended September 30, 2001 as compared to $6,317 for the same period in 2000, an increase of $4,730, or 75%. This increase was attributable to a reduction in proved reserves during the period ended September 30, 2001 due to lower commodity prices.

Abandoned property costs of $49 and $2,626 were incurred for the three months ended September 30, 2001 and 2000, respectively, to plug and abandon one well during the current periods.

LIQUIDITY AND CAPITAL RESOURCES

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased $15,842 during the nine months ended September 30, 2001 from the same period ended September 30, 2000. This increase was due to reductions in working capital of $50,213 and G&A expenses of $431, offset by increases in production costs of $17,731 and abandoned property costs of $653 and a reduction in oil and gas receipts of $16,418. The decrease in oil and gas receipts resulted from the decrease in oil commodity prices during 2001 of $5,974 and a decline in production of $38,893 during 2001 as compared to the same period in 2000, offset by increased gas and NGL commodity prices of $28,449. The increase in production costs was primarily due to additional well maintenance and workover costs incurred to stimulate well production and higher ad valorem taxes. The decrease in G&A was primarily due to a lower percentage of the managing general partner's G&A being allocated (limited to 3% of oil and gas revenues) as a result of decreased oil and gas revenues.

Net Cash Provided by Investing Activities

The Partnership's principal investing activities during the nine months ended September 30, 2001 and 2000 included expenditures related to equipment upgrades on various oil and gas properties.

Proceeds from asset dispositions of $2,066 and $4,183 were recognized during the nine months ended September 30, 2001 and 2000, respectively. The proceeds recognized during 2001 were primarily due to salvage income received on a well plugged and abandoned during the current year. The proceeds recognized during 2000 were due to salvage income received on one well plugged and abandoned during the period ended 2000.

Net Cash Used in Financing Activities

For the nine months ended September 30, 2001, cash distributions to the partners were $145,293, of which $1,453 was distributed to the managing general partner and $143,840 to the limited partners. For the same period ended September 30, 2000, cash distributions to the partners were $187,973, of which $1,880 was distributed to the managing general partner and $186,093 to the limited partners.

During 2001, the Partnership made distributions in March and July but no distributions were made by the Partnership during September pending the vote of the proposed merger of the Partnership into Pioneer Natural Resources USA, Inc. ("Pioneer USA"). For further information, see "Proposal to acquire partnerships" below.

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

PROPOSAL TO ACQUIRE PARTNERSHIPS

On October 22, 2001, Pioneer Natural Resources Company ("Pioneer") mailed definitive materials (the "proxy statement/prospectus") to solicit the approval of limited partners of 46 Parker & Parsley limited partnerships, including the Partnership, of an agreement and plan of merger among Pioneer, Pioneer USA, a wholly-owned subsidiary of Pioneer, and those limited partnerships. The special meetings of the limited partners to consider and vote on the merger proposal are scheduled for December 20, 2001. The record date to identify the limited partners who are entitled to notice of and to vote at the special meetings was September 21, 2001. Each partnership that approves the agreement and plan of merger and the other related merger proposals will merge with and into Pioneer USA. As a result, the partnership interests of those partnerships will be converted into the right to receive Pioneer common stock.

The proxy statement/prospectus is non-binding and is subject to, among other things, consideration of offers from third parties to purchase any partnership or its assets and the majority approval of the limited partnership interests in each partnership.

A copy of the proxy statement/prospectus may be obtained without charge upon request from Pioneer Natural Resources Company, 5205 North O'Connor Blvd., Suite 1400, Irving, Texas 75039, Attention: Investor Relations.

The limited partners are urged to read the proxy statement/prospectus of Pioneer filed with the Securities and Exchange Commission because it contains important information about the proposed mergers, including information about the direct and indirect interests of Pioneer USA and Pioneer in the mergers. The limited partners may also obtain the final proxy statement/prospectus and other relevant documents relating to the proposed mergers free through the internet web site that the Securities and Exchange Commission maintains at www.sec.gov.

---------------

(1) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward looking statements that involve risks and uncertainties. Accordingly, no assurances can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statements.


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